Execution Version

AGREEMENT AND PLAN OF MERGER

By And Between

FIRST COMMUNITY CORPORATION

and

CORNERSTONE BANCORP

Dated as of

April 11, 2017

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4.17	Privacy of Customer Information	30
4.18	Legal Proceedings	30
4.19	Reports	30
4.20	Books and Records	31
4.21	Loans to, and Transactions with, Executive Officers and Directors	31
4.22	Regulatory Matters	31
4.23	State Takeover Laws	32
4.24	Brokers and Finders; Opinion of Financial Advisor	32
4.25	Board Recommendation	32
4.26	Statements True and Correct	33
4.27	Anticipated Merger-Related Expenses	33
4.28	Delivery of Cornerstone Disclosure Memorandum	33

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PARENT	34
5.1	Organization, Standing, and Power	34
5.2	Authority; No Breach By Agreement	34
5.3	Exchange Act Filings; Financial Statements	35
5.4	Reports	36
5.5	Brokers and Finders	36
5.6	Certain Actions	36
5.7	Available Consideration	36
5.8	Statements True and Correct	37

ARTICLE 6	CONDUCT OF BUSINESS PENDING CONSUMMATION	37
6.1	Affirmative Covenants of Cornerstone and Parent	37
6.2	Negative Covenants of Cornerstone	38
6.3	Adverse Changes in Condition	42
6.4	Reports	42

ARTICLE 7	ADDITIONAL AGREEMENTS	42
7.1	Shareholder Approval	42
7.2	Registration of Parent Common Stock	44
7.3	Other Offers, etc.	45
7.4	Consents of Regulatory Authorities	46
7.5	Agreement as to Efforts to Consummate	47
7.6	Investigation and Confidentiality	47
7.7	Press Releases	48
7.8	Charter Provisions	48
7.9	Employee Benefits and Contracts	48
7.10	[Reserved]	51
7.11	Indemnification	51
7.12	Redemption of Cornerstone Series A Prferred Stock	52

ARTICLE 8	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	53
8.1	Conditions to Obligations of Each Party	53
8.2	Conditions to Obligations of Parent	54
8.3	Conditions to Obligations of Cornerstone	56

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ARTICLE 9	TERMINATION	58
9.1	Termination.	58
9.2	Effect of Termination	59
9.3	Termination Fee	59
9.4	Non-Survival of Representations and Covenants	60

ARTICLE 10	MISCELLANEOUS	60
10.1	Definitions	60
10.2	Expenses	71
10.3	Brokers and Finders	72
10.4	Entire Agreement	72
10.5	Amendments	72
10.6	Waivers	72
10.7	Assignment	73
10.8	Notices	73
10.9	Governing Law	74
10.10	Counterparts	74
10.11	Captions; Articles and Sections	74
10.12	Interpretations	74
10.13	Enforcement of Agreement	74
10.14	Severability	75

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LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Agreement of Merger

B	Form of CEO Consulting Agreement

C	Form of CFO Non-Solicitation Agreement

D	Form of Senior Lender Director Non-Competition Agreement

E	Form of Other Director Non-Competition Agreement

F	Form of Shareholder Support Agreement

G	Form of Claims Letter

H	Form of Cornerstone’s Legal Opinion

I	Form of Parent’s Legal Opinion

J	Form of Acknowledgment and Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 11, 2017, is by and between First Community Corporation, a South Carolina corporation (“Parent”), and Cornerstone Bancorp, a South Carolina corporation (“Cornerstone”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the Board of Directors of Cornerstone has determined that it is in the best interests of Cornerstone and its shareholders for Cornerstone to merge with and into Parent, with Parent being the surviving entity (the “Merger”) pursuant to the terms of this Agreement, and has unanimously adopted this Agreement and approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Cornerstone Common Stock will be converted into the right to receive the Merger Consideration from Parent;

WHEREAS, the Board of Directors of Cornerstone has determined to recommend that Cornerstone’s common shareholders approve this Agreement;

WHEREAS, the Merger is subject to the approvals of the common shareholders of Cornerstone, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, Cornerstone desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, Parent and Cornerstone intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Parent and Cornerstone will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

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Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Cornerstone shall be merged with and into Parent pursuant to and with the effect provided in Section 33-11-106 of the SCBCA, and Parent shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of South Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Cornerstone and Parent.

1.2  Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3  Effective Time.

The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Secretary of State of the State of South Carolina (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within ten business days of the last of the following dates to occur (or, if Parent elects, on the first day of the first month after the last of the following dates to occur): (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the common shareholders of Cornerstone approve this Agreement to the extent such approval is required by applicable Law.

1.4  Restructure of Transactions.

Parent shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Cornerstone with and into a wholly-owned subsidiary of Parent, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Cornerstone Common Stock or Cornerstone Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, (iii) imposes any less favorable terms or conditions on Cornerstone Bank or Cornerstone, or (iv) would cause the transaction not to qualify as a “reorganization” pursuant to Section 368(a) of the Code. Parent may request such revision by giving written notice to Cornerstone in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other Exhibits hereto as are reasonably necessary or appropriate to effect such change. Cornerstone will take any reasonable actions necessary to implement such change.

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1.5  Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Community Bank (“First Community”), a wholly owned subsidiary of Parent, and Cornerstone National Bank (“Cornerstone Bank”), a wholly owned subsidiary of Cornerstone, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as the Parent or Cornerstone may reasonably request, pursuant to which Cornerstone Bank will merge with and into First Community (the “Bank Merger”). The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

Article 2
TERMS OF MERGER

2.1  Articles of Incorporation.

The Articles of Incorporation of Parent in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2  Bylaws.

The Bylaws of Parent in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3  Directors and Officers.

The directors of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

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Article 3
MANNER OF CONVERTING SHARES

3.1  Effect on Cornerstone Common Stock.

(a)       At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of Cornerstone Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Cornerstone Common Stock held by either Party or any Subsidiary of either Party (and in each case other than shares of Cornerstone Common Stock held on behalf of third parties or held by any Parent Entity or Cornerstone Entity as a result of debts previously contracted (such as a foreclosure on a loan) and shares of Cornerstone Common Stock that are owned by holders of Cornerstone Common Stock properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Dissenter Shares”)) shall be converted into the right to receive one of the following: (i) cash in the amount of $11.00 less any applicable withholding Taxes (the “Cash Consideration”); (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”), in such proportions as requested by a Cornerstone shareholder to the extent available after the proration of the total Merger Consideration to 70% Stock Consideration and 30% Cash Consideration in accordance with Section 3.2 of this Agreement (items (i), (ii), and (iii) are referred to herein individually as the “Per Share Merger Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 0.54 shares of Parent Common Stock per one share of Cornerstone Common Stock.

(b)       At the Effective Time, all shares of Cornerstone Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and, with the exception of shares of Cornerstone Common Stock described in Section 3.1(d), each certificate previously representing any such shares of Cornerstone Common Stock shall thereafter represent only the right to receive the Per Share Merger Price; provided, that any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.8.

(c)       If, prior to the Effective Time, the outstanding shares of Cornerstone Common Stock or the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Merger Price. For the avoidance of doubt, no such adjustment shall be made as a result of Parent’s Dividend Reinvestment Plan.

(d)       Each share of Cornerstone Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Cornerstone Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration, and shall cease to exist (the “Excluded Shares”).

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(e)       Each share of 8% Cumulative Perpetual Preferred Stock, Series A, no par value, of Cornerstone (the “Cornerstone Series A Preferred Stock”) with a liquidation preference of $1,000 per share, that is issued and outstanding as of and not redeemed pursuant to Section 7.12 hereof or otherwise at or prior to the Effective Time shall be automatically converted into, at the Effective Time, and shall thereafter represent the right to receive one share of capital stock of the Surviving Corporation which shall be designated as 8% Cumulative Perpetual Preferred Stock, Series A, no par per share, with a liquidation preference of $1,000 per share, of the Surviving Corporation, and shall otherwise have such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Cornerstone Series A Preferred Stock immediately prior to the Effective Time.

3.2  Election and Proration Procedures.

(a)       As promptly as practicable after the Effective Time, but in any event no later than seven business days after the Effective Time, an election form (an “Election Form”), together with the transmittal materials described in Section 3.3 below, shall be mailed to each holder of Cornerstone Common Stock of record at the Effective Time by the exchange agent selected by Parent and reasonably acceptable to Cornerstone (the “Exchange Agent”). Cornerstone shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b)       Subject to the provisions of this Article 3 (including, without limitation, Sections 3.2(d) and (e)), each Election Form shall entitle the holder of Cornerstone Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of Cornerstone Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Cornerstone Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of Cornerstone Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.”  The shares of Cornerstone Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number”.  Shares of Cornerstone Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.” For the avoidance of doubt, any holder of Dissenter Shares shall not be deemed to have made a Stock Election, Cash Election, or Mixed Election with respect to such Dissenter Shares, and such Dissenter Shares shall not be deemed Stock Election Shares, Cash Election Shares, or Non-Election Shares.

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(c)       To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., local time, on such date as the Parties may mutually agree (the “Election Deadline”), but in no event shall be later than 60 calendar days following the Effective Time. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing all shares of Cornerstone Common Stock covered by such Election Form, or the guaranteed delivery of such certificates (or customary affidavits and, if required by Parent, indemnification regarding the loss or destruction of such certificates), together with duly completed transmittal materials.  For the holders of Cornerstone Common Stock who make a Non-Election, subject to Section 3.2(e), Parent shall have the authority (which Parent may delegate to the Exchange Agent) to determine the type of consideration constituting the Per Share Merger Price to be exchanged for the Non-Election Shares. Any Cornerstone shareholder may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Cornerstone shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates.  If a Cornerstone shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Cornerstone Common Stock held by such Cornerstone shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)       The number of shares of Cornerstone Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 30% of the number of shares of Cornerstone Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of shares of Cornerstone Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 70% of the number of shares of Cornerstone Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”). For the avoidance of doubt, the Dissenter Shares shall not be included in the calculation of the Aggregate Cash Limit.

(e)       Within ten business days after the Election Deadline, Parent shall cause the Exchange Agent to effect the allocation among holders of Cornerstone Common Stock of rights to receive the Per Share Merger Price and to distribute such as follows:

(i)       if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, plus (B) the Cash Consideration in respect of the remaining number of such Stock Election Shares;

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(ii)       if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit, and the denominator of which is the Cash Election Number, plus (B) the Stock Consideration in respect of the remaining number of such Cash Election Shares; and

(iii)       if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of Cornerstone Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of Cornerstone Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

3.3  Exchange Procedures.

(a)       On the Closing Date, Parent shall make available to the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of Cornerstone Common Stock may be entitled pursuant to Section 3.7). In addition, Parent shall make available to the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 3.3(f). All Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of Cornerstone Common Stock may be entitled pursuant to Section 3.7) and dividends and distributions made available to the Exchange Agent pursuant to this Section 3.3(a) shall hereinafter be referred to as the “Exchange Fund.” In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.7), Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Parent Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3, the Exchange Fund will not be used for any other purpose.

(b)       Unless different timing is agreed to by Parent and Cornerstone, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, Parent shall cause the Exchange Agent to mail to the former shareholders of Cornerstone Common Stock appropriate transmittal materials. The letter of transmittal shall provide instructions for the submission of certificates representing, immediately prior to the Effective Time, shares of Cornerstone Common Stock (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) to each holder of record of shares of Cornerstone Common Stock converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Per Share Merger Price as provided in Sections 3.1 and 3.2. Former holders of Cornerstone Common Stock will be responsible for all charges and expenses associated with replacing any lost, mutilated, stolen, or destroyed certificates, including any indemnity bond expenses, as described in Section 3.3(c). Parent or the Exchange Agent will maintain a book entry list of Parent Common Stock to which each former holder of Cornerstone Common Stock is entitled. Certificates representing Parent Common Stock into which Cornerstone Common Stock has been converted will not be issued.

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(c)       After receipt of the transmittal materials from the Exchange Agent, each holder of shares of Cornerstone Common Stock (other than Excluded Shares and Dissenter Shares) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent, together with duly executed transmittal materials provided by the Exchange Agent, and shall promptly upon surrender thereof (or an indemnity satisfactory to Cornerstone, Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) the Exchange Agent shall deliver in exchange therefor the consideration provided in Sections 3.1 and 3.2 (and any unpaid dividends or distributions thereon), without interest, pursuant to this Section 3.3. The certificate or certificates of Cornerstone Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Parent shall not be obligated to deliver the consideration to which any former holder of Cornerstone Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s certificate or certificates for exchange (or an indemnity satisfactory to Cornerstone, Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) as provided in this Section 3.3.

In the event of a transfer of ownership of shares of Cornerstone Common Stock represented by one or more certificates that are not registered in the transfer records of Cornerstone, the Per Share Merger Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.

In the event any certificate representing Cornerstone Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, mutilated, stolen, or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Share Merger Price as provided for in Sections 3.1 and 3.2 (together with any unpaid dividends or distributions with respect thereto).

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Any other provision of this Agreement notwithstanding, neither any Parent Entity, nor any Cornerstone Entity, nor the Exchange Agent shall be liable to any holder of Cornerstone Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)       Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Cornerstone Common Stock and Cornerstone Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. Parent and/or the Exchange Agent shall timely remit such deducted and withheld amounts to the appropriate Taxing Authority or Governmental Authority. Parent shall be fully responsible for, and shall pay, any penalty or interest arising from failure timely to remit such amounts. To the extent that any amounts are so withheld by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cornerstone Common Stock, as applicable in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)       Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Parent pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of Cornerstone Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any holder of shares of Cornerstone Common Stock who has not theretofore complied with Section 3.3(b) shall thereafter look only to Parent for the consideration and any unpaid dividends or distributions deliverable in respect of each share of Cornerstone Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Cornerstone Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of Cornerstone to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate or certificates, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

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(f)       No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented shares of Cornerstone Common Stock with respect to the shares, if any, of Parent Common Stock represented thereby, in each case unless and until the surrender of such certificate (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) in accordance with this Section 3.3. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such certificate in accordance with this Section 3.3, the holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable and that have not been paid with respect to the whole shares of Parent Common Stock into which the shares of Cornerstone Common Stock represented by such certificate are converted and/or (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock payable with respect to whole shares of Parent Common Stock into which the shares of Cornerstone Common Stock represented by such certificate are converted.

(g) Adoption of this Agreement by the shareholders of Cornerstone shall constitute ratification of the appointment of the Exchange Agent.

3.4  Effect on Parent Common Stock.

At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger.

3.5  Cornerstone Options.

(a)       At the Effective Time, all Rights with respect to Cornerstone Common Stock pursuant to stock options granted by Cornerstone (the “Cornerstone Options”) which are outstanding immediately prior to the Effective Time, whether or not exercisable, shall be converted at the Effective Time into an obligation of Parent to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any Rights in respect of the Cornerstone Option, a cash payment equal to the product obtained by multiplying (1) the number of shares of Cornerstone Common Stock underlying such Person’s Cornerstone Options by (2) the excess, if any, of the Fair Market Value Per Share (as defined below) minus the exercise price per share under such Cornerstone Option (provided, that if the Fair Market Value Per Share does not exceed the exercise price per share of a particular Cornerstone Option, then by $0.01) (the “Cornerstone Option Price”), subject to any income or employment tax withholding required under the Code or any provision of applicable Law. The “Fair Market Value Per Share” means the sum of: (x) $11.00 multiplied by 0.30, plus (y) the product of the Average Parent Stock Price, multiplied by the Exchange Ratio, multiplied by 0.70. Parent shall pay the Cornerstone Option Price to each holder of Cornerstone Options outstanding as of the Effective Time within ten business days of the Effective Time.

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(b)       Cornerstone’s Board of Directors and its compensation committee shall not make any grants of Cornerstone Options following the execution of this Agreement.

(c)       Cornerstone’s Board of Directors or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the Cornerstone Options necessary to effect the foregoing provisions of this Section 3.5.

3.6  Rights of Former Cornerstone Shareholders.

At the Effective Time, the stock transfer books of Cornerstone shall be closed as to holders of Cornerstone Common Stock and no transfer of Cornerstone Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each certificate theretofore representing shares of Cornerstone Common Stock (other than certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Merger Price, without interest, as provided in Article 3.

3.7  Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Cornerstone Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Parent Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.8  Dissenting Shareholders.

Any holder of shares of Cornerstone Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 33-13-101 through 33 13 310 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Merger Price, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Cornerstone the certificate or certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Cornerstone fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Parent or the Surviving Corporation shall deliver to such holder of shares of Cornerstone Common Stock the Cash Consideration (without interest) in respect of such shares upon surrender by such holder of the certificate or certificates representing such shares of Cornerstone Common Stock held by such holder.

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Article 4
REPRESENTATIONS AND WARRANTIES OF CORNERSTONE

Cornerstone represents and warrants to Parent, except as set forth on the Cornerstone Disclosure Memorandum with respect to each such Section below, as follows:

4.1  Organization, Standing, and Power.

Cornerstone is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”), duly registered and in good standing with the Federal Reserve. Cornerstone Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of Cornerstone and Cornerstone Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Except as described on Section 4.1 of the Cornerstone Disclosure Memorandum, neither Cornerstone, Cornerstone Bank, any Cornerstone Subsidiary, nor any subsidiary of Cornerstone Bank exercises trust powers or acts as an investment advisor, broker-dealer, or insurance agency. Each of Cornerstone and Cornerstone Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect. The minute book and other organizational documents for each of Cornerstone and Cornerstone Bank have been made available to Parent for its review and, except as disclosed in Section 4.1 of the Cornerstone Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and shareholders thereof. Cornerstone Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Cornerstone Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

4.2  Authority of Cornerstone; No Breach by Agreement.

(a)               Cornerstone has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by Cornerstone’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Cornerstone, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Cornerstone Common Stock, which is the only Cornerstone shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Cornerstone Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite Cornerstone Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Cornerstone, enforceable against Cornerstone in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b)               Neither the execution and delivery of this Agreement by Cornerstone, nor the consummation by Cornerstone and Cornerstone Bank of the transactions contemplated hereby, nor compliance by Cornerstone and Cornerstone Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Cornerstone’s Articles of Incorporation or Bylaws or the articles of association or incorporation or bylaws of any Cornerstone Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Cornerstone Entity, or (ii) except as disclosed in Section 4.2(b) of the Cornerstone Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Cornerstone Entity under, any Contract or Permit of any Cornerstone Entity or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Cornerstone Entity or any of their respective material Assets.

(c)               Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the OCC, and the South Carolina Board of Financial Institutions, (b) the filing by Parent with the SEC of a registration statement on Form S-4 (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”) in which a proxy statement relating to Cornerstone’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (c) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market, (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and (f) filings, consents, permits, exemptions, qualifications or registrations under state securities or “blue sky” Laws, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Cornerstone of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Cornerstone of this Agreement.

4.3  Capital Stock.

(a)               The authorized capital stock of Cornerstone consists of 20,000,000 shares of Cornerstone Common Stock, of which 2,320,991 shares are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding Cornerstone Options (with respect to which each Cornerstone Option holder, the number of shares underlying each Cornerstone Option and the exercise price of each Cornerstone Option are disclosed in Section 4.3(a) of the Cornerstone Disclosure Memorandum) had been exercised, not more than an additional 30,525 shares would be issued and outstanding at the Effective Time, and 10,000,000 shares of preferred stock, no par value per share, of which 1,038 shares of Cornerstone Series A Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Cornerstone are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Cornerstone has been issued in violation of any preemptive rights of the current or past shareholders of Cornerstone.

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(b)               Except for the 30,525 shares of Cornerstone Common Stock reserved for issuance pursuant to outstanding Cornerstone Options, there are no shares of capital stock or other equity securities of Cornerstone reserved for issuance and no outstanding Rights relating to the capital stock of Cornerstone.

(c)               Except as specifically set forth in this Section 4.3, there are no shares of Cornerstone capital stock or other equity securities of Cornerstone outstanding and there are no outstanding Rights with respect to any Cornerstone securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Cornerstone.

4.4  Cornerstone Subsidiaries.

Cornerstone has no Subsidiaries except Cornerstone Bank and Crescent Financial Services, Inc., and Cornerstone owns all of the equity interests in Cornerstone Bank and Cornerstone Bank owns all of the equity interests in Crescent Financial Services, Inc. No capital stock (or other equity interest) of Cornerstone Bank is or may become required to be issued by reason of any Rights, and there are no Contracts by which Cornerstone Bank is bound to issue (other than to another Cornerstone Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Cornerstone Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of Cornerstone Bank (other than to another Cornerstone Entity). There are no Contracts relating to the rights of any Cornerstone Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of Cornerstone Bank. All of the shares of capital stock (or other equity interests) of Cornerstone Bank are fully paid and nonassessable and are owned directly or indirectly by Cornerstone free and clear of any Lien. The business of Crescent Financial Services, Inc. is limited to acting as an insurance agency, and it is not required to have any regulatory license except as an insurance agency licensed with the South Carolina Department of Insurance.

4.5  Securities Offerings; Financial Statements.

(a)               Each offering or sale of securities by Cornerstone (i) was duly registered and made pursuant to an effective registration statement under the Securities Act or was made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker-dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

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(b)               Each of the Cornerstone Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the consolidated financial position of Cornerstone and Cornerstone Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)               Cornerstone’s independent public accountants, which have expressed their opinion with respect to the Cornerstone Financial Statements of Cornerstone and its Subsidiaries (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and (y) “independent” with respect to Cornerstone within the meaning of Regulation S-X. Cornerstone’s independent public accountants have audited Cornerstone’s year-end financial statements that are included in the Cornerstone Financial Statements. Section 4.5(c) of the Cornerstone Disclosure Memorandum lists all non-audit services performed by Cornerstone’s independent public accountants for Cornerstone or Cornerstone Bank.

4.6  Absence of Undisclosed Liabilities.

No Cornerstone Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Cornerstone as of December 31, 2016, included in the Cornerstone Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Cornerstone Disclosure Memorandum lists, and Cornerstone has attached and delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the Exchange Act) effected by Cornerstone or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Cornerstone Disclosure Memorandum or as reflected on Cornerstone’s balance sheet at December 31, 2016, no Cornerstone Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000. Except (x) as reflected in Cornerstone’s balance sheet at December 31, 2016 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since December 31, 2016 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby or (z) as disclosed in Section 4.6 of the Cornerstone Disclosure Memorandum, neither Cornerstone nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

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4.7  Absence of Certain Changes or Events.

Except as disclosed in the Cornerstone Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Cornerstone Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect, (ii)  none of the Cornerstone Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Cornerstone provided in this Agreement, and (iii) since December 31, 2016, the Cornerstone Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 4.7 of the Cornerstone Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Cornerstone and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the merger transaction contemplated by this Agreement.

4.8  Tax Matters.

(a)               All Cornerstone Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Except as disclosed in Section 4.8(a) of the Cornerstone Disclosure Memorandum, none of the Cornerstone Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Cornerstone Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Cornerstone Entities. No claim has ever been made by an authority in a jurisdiction where any Cornerstone Entity does not file a Tax Return that such Cornerstone Entity may be subject to Taxes by that jurisdiction.

(b)               None of the Cornerstone Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Cornerstone Entity or the assets of any Cornerstone Entity. No officer or employee responsible for Tax matters of any Cornerstone Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of Cornerstone which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Cornerstone Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

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(c)               Each Cornerstone Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)               The unpaid Taxes of each Cornerstone Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Cornerstone Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Cornerstone Entities in filing their Tax Returns.

(e)               Except as described in Section 4.8(e) of the Cornerstone Disclosure Memorandum, none of the Cornerstone Entities is a party to any Tax allocation or sharing agreement and none of the Cornerstone Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)                During the five-year period ending on the date hereof, none of the Cornerstone Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)               Except as disclosed in Section 4.8(g) of the Cornerstone Disclosure Memorandum, none of the Cornerstone Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Cornerstone Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Cornerstone that will be required under applicable tax law to be reported by Parent, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Cornerstone Entities disclosed in Section 4.8(g) of the Cornerstone Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

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(h)               Each of the Cornerstone Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)                 No Cornerstone Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)                 No property owned by any Cornerstone Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)               No Cornerstone Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)                 Cornerstone has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)             No Cornerstone Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)               Cornerstone has made available to Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Cornerstone Entities relating to the taxable periods since December 31, 2013 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Cornerstone Entities.

(o)               No Cornerstone Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003)) owned by any Cornerstone Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Cornerstone Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Cornerstone Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

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For purposes of this Section 4.8, any reference to Cornerstone or any Cornerstone Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with Cornerstone or a Cornerstone Entity.

4.9  Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)               Cornerstone’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Cornerstone included in the most recent Cornerstone Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Cornerstone included in the Cornerstone Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Cornerstone Entities as of the dates thereof. The Cornerstone Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b)               As of the date hereof, all loans, discounts and leases (in which any Cornerstone Entity is lessor) reflected on Cornerstone’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (c) to the extent secured, have been secured, to the Knowledge of Cornerstone, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of December 31, 2016 and on a monthly basis thereafter, and of the investment portfolios of each Cornerstone Entity as of such date, have been and will be made available to Parent concurrently with the Cornerstone Disclosure Memorandum. Except as specifically set forth in Section 4.9(b) of the Cornerstone Disclosure Memorandum, neither Cornerstone nor Cornerstone Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Cornerstone’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Cornerstone or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% shareholder of any Cornerstone Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

(c)       All securities held by Cornerstone or Cornerstone Bank, as reflected in the consolidated balance sheets of Cornerstone included in the Cornerstone Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the Cornerstone Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to Cornerstone’s Knowledge, none of the securities reflected in the Cornerstone Financial Statements as of December 31, 2016, and none of the securities since acquired by Cornerstone or Cornerstone Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Cornerstone or Cornerstone Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

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(d)       All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Cornerstone’s own account, or for the account of Cornerstone Bank or its customers (all of which were disclosed in Section 4.9(d) of the Cornerstone Disclosure Memorandum), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Cornerstone or Cornerstone Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Cornerstone nor Cornerstone Bank, nor to Cornerstone’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10     Assets.

(a)               To Cornerstone’s Knowledge, except as disclosed in Section 4.10 of the Cornerstone Disclosure Memorandum or as disclosed or reserved against in the Cornerstone Financial Statements delivered prior to the date of this Agreement, the Cornerstone Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, to Cornerstone’s Knowledge, all tangible properties used in the businesses of the Cornerstone Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Cornerstone’s past practices.

(b)               All Assets which are material to Cornerstone’s business, held under leases or subleases by any of the Cornerstone Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c)               The Cornerstone Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Cornerstone Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Cornerstone Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Cornerstone Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Cornerstone Entity under such policies. Except as disclosed in Section 4.10(c) of the Cornerstone Disclosure Memorandum, Cornerstone has made no claims, and no claims are contemplated to be made, under its current policies of directors’ and officers’ errors and omissions or other insurance or its current bankers’ blanket bond; and no claims are pending, or have been made during the past three years, under any prior Cornerstone directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

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(d)               The Assets of the Cornerstone Entities include all Assets required by Cornerstone Entities to operate the business of the Cornerstone Entities as presently conducted. All real and personal property which is material to the business of Cornerstone or Cornerstone Bank that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement. All improved real property owned or leased by Cornerstone or Cornerstone Bank is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

4.11     Intellectual Property; Information Systems; and Privacy Policies.

(a)       Except as disclosed in Section 4.11(a) of the Cornerstone Disclosure Memorandum, each Cornerstone Entity owns or has a license to use all of the Intellectual Property used by such Cornerstone Entity in the course of its business, including sufficient rights in each copy possessed by each Cornerstone Entity. Each Cornerstone Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Cornerstone Entity in connection with such Cornerstone Entity’s business operations, and such Cornerstone Entity has the right to convey by sale or license any Intellectual Property so conveyed. To Cornerstone’s Knowledge, no Cornerstone Entity is in Default under any of its Intellectual Property licenses. To Cornerstone’s Knowledge, no proceedings have been instituted, or are pending or to the Knowledge of Cornerstone threatened, which challenge the rights of any Cornerstone Entity with respect to Intellectual Property used, sold, or licensed by such Cornerstone Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Cornerstone’s Knowledge, the conduct of the business of the Cornerstone Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the Cornerstone Disclosure Memorandum, no Cornerstone Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Cornerstone does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Cornerstone Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Cornerstone Entity, and to Cornerstone’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a Cornerstone Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Cornerstone Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Cornerstone Entity. To Cornerstone’s Knowledge, no officer, director, or employee of any Cornerstone Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, other than a Cornerstone Entity.

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(b)       Cornerstone owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by Cornerstone (the “Cornerstone Information Systems”). Cornerstone has taken all steps in accordance with prevailing standards in the banking industry in the United States and the applicable regulations of the Regulatory Authorities to secure the Cornerstone Information Systems from unauthorized access and use by any Person, and to ensure to the maximum extent reasonably and commercially practicable, the continued, uninterrupted and error-free operation of Cornerstone Information Systems. Except as set forth in Section 4.11(b) of the Cornerstone Disclosure Memorandum, (i) there have been no unauthorized intrusions or breaches of security with respect to Cornerstone Information Systems; (ii) there has not been any material malfunction of Cornerstone Information Systems that has not been promptly remedied in all respects.

(c)       Cornerstone’s use or handling of the confidential information of its customers and consumers (“Confidential Customer Information”) does not currently, and did not at any time during the five years immediately preceding the date hereof (the “past five years”), violate any Applicable Law or regulations of any Regulatory Authority. Cornerstone has not received any notice that it is or may be in violation of any data privacy or data security Laws or any such regulations. Cornerstone has not distributed or displayed any Confidential Customer Information in violation of any of the rules or regulations of any Regulatory Authority or in breach of any Contract to which it is a party or is bound. Currently, Cornerstone does, and at all times during the past five years Cornerstone has, (i) posted on its website and mailed to its customers, as and to the extent required by such Laws, rules or regulations, true and correct copies of the privacy policies governing Cornerstone’s use and collection of Confidential Customer Information, and (ii) all of Cornerstone’s privacy policies describe in all material respects Cornerstone’s use, collection, display and distribution of any such Confidential Customer Information. Accurate and complete copies of the current versions of all such privacy policies, and any other privacy policies publicly disclosed by or on behalf of Cornerstone at any time during past five years, have been provided to Parent. Cornerstone’s operation of its business is consistent and compliant with the current version of Cornerstone’s privacy policies and, during the past five years was consistent and compliant with all such policies as in effect at any time or from time to time during those five years. Cornerstone has taken all steps, in accordance with prevailing banking industry practices and the applicable requirements of the Regulatory Authorities, to secure its websites, services and Confidential Customer Information from unauthorized access or use by any Person and, except as otherwise disclosed in Section 4.11(c) of the Cornerstone Disclosure Memorandum, Cornerstone has not granted to any third party any rights to access or use any of such Information, including for purposes of soliciting Cornerstone’s customers or consumers. A copy of all internally or externally prepared reports or audits prepared since December 31, 2013 that describe or evaluate Cornerstone’s information security procedures have been provided to Parent. Except as otherwise set forth in Section 4.11(c) of the Cornerstone Disclosure Memorandum, none of the Customer Confidential Information or Cornerstone’s websites or services have been the target of any successful or attempted unauthorized access, denial-of-service assault or other similar attack. Except as disclosed in Section 4.11(c) of the Cornerstone Disclosure Memorandum, Cornerstone has not granted to any third party any rights to use any of such information including for purposes of soliciting Cornerstone’s customers or consumers.

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(d)       Without limiting the generality of the foregoing provisions of this Section 4.11, Cornerstone maintains safeguards designed, in accordance with the requirements of the Gramm-Leach-Bliley Act, to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers.

4.12     Environmental Matters.

(a)               Cornerstone has delivered, or caused to be delivered or made available to Parent, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Cornerstone Entity relating to its Participation Facilities and Operating Properties. Except as disclosed in Section 4.12(a) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge of any material violations of Environmental Laws on properties that secure loans made by Cornerstone or Cornerstone Bank.

(b)               Except as disclosed in Section 4.12(b) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge that any Cornerstone Entity, its Participation Facilities, and its Operating Properties are not, and have not been, in compliance with Environmental Laws in all material respects.

(c)               Except as disclosed in Section 4.12(c) of the Cornerstone Disclosure Memorandum, there is no Litigation pending or environmental enforcement action, investigation, or Litigation threatened before any Governmental Authority or other forum in which any Cornerstone Entity or any of its Operating Properties or Participation Facilities (or Cornerstone in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Cornerstone Entity or any of its Operating Properties or Participation Facilities.

(d)               During the period of (i) any Cornerstone Entity’s ownership or operation of any of their respective current properties, (ii) any Cornerstone Entity’s participation in the management of any Participation Facility, or (iii) any Cornerstone Entity’s holding of a security interest in any Operating Property, except as disclosed in Section 4.12(d) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge of any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Cornerstone Entity’s ownership or operation of any of their respective current properties, (ii) any Cornerstone Entity’s participation in the management of any Participation Facility, or (iii) any Cornerstone Entity’s holding of a security interest in any Operating Property, except as disclosed in Section 4.12(d) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge that there were any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property. During and prior to the period of (i) Cornerstone Entity’s ownership or operation of any of their respective current properties, (ii) any Cornerstone Entity’s participation in the management of any Participation Facility, or (iii) any Cornerstone Entity’s holding of a security interest in any Operating Property, except as disclosed in Section 4.12(d) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge of any violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

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4.13     Compliance with Laws.

(a)               The Parties understand and agree that nothing in this Agreement shall require or permit any Cornerstone Entity to disclose confidential, supervisory information to any Parent Entity.

(b)               Each of the Cornerstone Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(c)               None of the Cornerstone Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(d)               Since April 30, 2014, none of the Cornerstone Entities has received any notification or communication from any Governmental Authority (A) asserting that Cornerstone or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Cornerstone or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

(e)               There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Cornerstone or any of its Subsidiaries, (B) are no notices or correspondence received by Cornerstone with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Cornerstone’s or any of Cornerstone’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Cornerstone’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

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(f)                None of the Cornerstone Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(g)               Each Cornerstone Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Cornerstone Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

4.14     Labor Relations.

(a)               No Cornerstone Entity is the subject of any Litigation asserting that it or any other Cornerstone Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Cornerstone Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Cornerstone Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to Cornerstone’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any Cornerstone Entity pending or threatened and there have been no such actions or disputes in the past five years. To Cornerstone’s Knowledge, there has not been any attempt by any Cornerstone Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Cornerstone Entity. Except as disclosed in Section 4.14 of the Cornerstone Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Cornerstone Entity is terminable at will by the relevant Cornerstone Entity without (i) any penalty, Liability, or severance obligation incurred by any Cornerstone Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Cornerstone Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations except as disclosed in Section 4.14 of the Cornerstone Disclosure Memorandum.

(b)               To Cornerstone’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

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(c)               No Cornerstone Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Cornerstone Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Cornerstone Entity; and no Cornerstone Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Cornerstone Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d)               Section 4.14 of the Cornerstone Disclosure Memorandum contains a list of all independent contractors of each Cornerstone Entity (separately listed by Cornerstone Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Cornerstone Entity under any applicable Law.

4.15     Employee Benefit Plans.

(a)               Cornerstone has disclosed in Section 4.15(a) of the Cornerstone Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Cornerstone Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Cornerstone Benefit Plan,” and collectively, the “Cornerstone Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Cornerstone Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability. Any of the Cornerstone Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Cornerstone ERISA Plan.” Each Cornerstone ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Cornerstone Pension Plan,” and is identified as such in Section 4.15 of the Cornerstone Disclosure Memorandum.

(b)               Cornerstone has delivered or made available to Parent prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

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(c)               Each Cornerstone Benefit Plan is in material compliance with the terms of such Cornerstone Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Cornerstone ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Cornerstone ERISA Plan has been adopted and Cornerstone is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Cornerstone has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Cornerstone Benefit Plan with applicable Laws. No Cornerstone Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)               To Cornerstone’s Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of Cornerstone which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To Cornerstone’s Knowledge, neither Cornerstone nor any administrator or fiduciary of any Cornerstone Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Cornerstone or Parent to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. To Cornerstone’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Cornerstone Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Cornerstone Benefit Plan.

(e)               All Cornerstone Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Cornerstone Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Cornerstone Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f)                To Cornerstone’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Cornerstone Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

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(g)               No Cornerstone Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Cornerstone Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA.

(h)               No Liability under Title IV of ERISA has been or is expected to be incurred by any Cornerstone Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Cornerstone Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.

(i)                 Except as disclosed in Section 4.15 of the Cornerstone Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B, no Cornerstone Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Cornerstone Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Cornerstone Entity to amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Cornerstone Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j)                 Except as disclosed in Section 4.15 of the Cornerstone Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due from any Cornerstone Entity under any Cornerstone Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Cornerstone Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Cornerstone Entity or the rights of any Cornerstone Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Cornerstone Entity, or change any rights or obligations of any Cornerstone Entity with respect to such insurance.

(k)               The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Cornerstone Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Cornerstone Financial Statements to the extent required by and in accordance with GAAP.

(l)                 All individuals who render services to any Cornerstone Entity and who are authorized to participate in a Cornerstone Benefit Plan pursuant to the terms of such Cornerstone Benefit Plan are in fact eligible to and authorized to participate in such Cornerstone Benefit Plan.

(m)             Neither Cornerstone nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

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(n)               Except as disclosed in Section 4.15 of the Cornerstone Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Cornerstone presently holds. Each Cornerstone Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o)       Except as disclosed in Section 4.15(o) of the Cornerstone Disclosure Memorandum, no Cornerstone Benefit Plan, or other plan or arrangement, is subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code.

4.16     Material Contracts.

(a)               Except as disclosed in Section 4.16 of the Cornerstone Disclosure Memorandum or otherwise reflected in the Cornerstone Financial Statements, none of the Cornerstone Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, change in control, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any Cornerstone Entity or the guarantee by any Cornerstone Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Cornerstone’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Cornerstone’s business), (iii) any Contract which prohibits or restricts any Cornerstone Entity or any personnel of a Cornerstone Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Cornerstone Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Cornerstone as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if Cornerstone were subject to such reporting requirements (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “Cornerstone Contracts”).

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(b)               With respect to each Cornerstone Contract and except as disclosed in Section 4.16(b) of the Cornerstone Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Cornerstone Entity is in Default thereunder; (iii) no Cornerstone Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Cornerstone’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Cornerstone Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any Cornerstone Entity for money borrowed is prepayable at any time by such Cornerstone Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the Cornerstone Disclosure Memorandum.

4.17     Privacy of Customer Information.

(a)               Each Cornerstone Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Parent and the Parent Entities pursuant to this Agreement.

(b)               Each Cornerstone Entity’s collection and use of such IIPI, the transfer of such IIPI to Parent and the Parent Entities, and the use of such IIPI by the Parent Entities as contemplated by this Agreement, complies with Cornerstone’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Cornerstone Entity Contract and industry standards relating to privacy.

4.18     Legal Proceedings.

Except as disclosed in Section 4.18 of the Cornerstone Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Cornerstone, threatened (or unasserted but considered probable of assertion) against any Cornerstone Entity, or to Cornerstone’s Knowledge, against any director, officer, employee, or agent of any Cornerstone Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Cornerstone Entity or Employee Benefit Plan of any Cornerstone Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Cornerstone Entity. No claim for indemnity has been made or, to Cornerstone’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Cornerstone Entity and to Cornerstone’s Knowledge, no basis for any such claim exists.

4.19     Reports.

Except as disclosed in Section 4.19 of the Cornerstone Disclosure Memorandum, since December 31, 2013, each Cornerstone Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.19, Cornerstone Entities may have made immaterial late filings.

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4.20     Books and Records.

Cornerstone and each Cornerstone Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Cornerstone and to maintain accountability for Cornerstone’s consolidated Assets; (c) access to Cornerstone’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Cornerstone’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21     Loans to, and Transactions with, Executive Officers and Directors.

Cornerstone has not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Cornerstone, except as permitted by Federal Reserve Regulation O. Section 4.21 of the Cornerstone Disclosure Memorandum identifies any Regulation O loan or extension of credit maintained by Cornerstone as of the date of this Agreement. Except as disclosed in 4.21 of the Cornerstone Disclosure Memorandum, no director or executive officer of Cornerstone or Cornerstone Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Cornerstone or Cornerstone Bank.

4.22     Regulatory Matters.

No Cornerstone Entity or, to Cornerstone’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of Cornerstone, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Agency in connection with the Merger. No Cornerstone Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, Order, directive or resolutions, whether or not set forth in the Cornerstone Disclosure Memorandum, a “Cornerstone Regulatory Agreement”), nor to Cornerstone’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Cornerstone Regulatory Agreement; provided, that Cornerstone is not required and is not permitted to disclose any confidential, supervisory information to any Parent Entity and makes no representation or warranty hereby with respect to confidential, supervisory information that cannot be disclosed to a Parent Entity.

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4.23     State Takeover Laws.

Each Cornerstone Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).

4.24     Brokers and Finders; Opinion of Financial Advisor.

Except for the Cornerstone Financial Advisor, neither Cornerstone nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Cornerstone has received the written opinion of the Cornerstone Financial Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Cornerstone Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Parent.

4.25     Board Recommendation.

Cornerstone’s Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Cornerstone’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Cornerstone Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Cornerstone’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Cornerstone Common Stock for approval.

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4.26     Statements True and Correct.

(a)               No statement, certificate, instrument, or other writing furnished or to be furnished by any Cornerstone Entity or any Affiliate thereof to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               None of the information supplied or to be supplied by any Cornerstone Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Parent with the SEC will (after taking into account any supplemental or amended information provided prior to approval), when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by a Cornerstone Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be mailed to Cornerstone’s shareholders in connection with Cornerstone’s Shareholders’ Meeting, and any other documents to be filed by any Cornerstone Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of Cornerstone’s Shareholders’ Meeting, as applicable) at the respective time such documents are filed, and with respect to any Proxy Statement/Prospectus, when first mailed to the shareholders of Cornerstone be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Cornerstone’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Cornerstone’s Shareholders’ Meeting.

(c)               All documents that any Cornerstone Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27     Anticipated Merger-Related Expenses.

Section 4.27 of the Cornerstone Disclosure Memorandum sets forth Cornerstone’s good faith estimate of its anticipated investment banking, legal, accounting, and other expenses associated with this Agreement and the consummation of the transactions contemplated hereby.

4.28     Delivery of Cornerstone Disclosure Memorandum.

Cornerstone has delivered to Parent a complete Cornerstone Disclosure Memorandum.

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Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Cornerstone as follows:

5.1  Organization, Standing, and Power.

Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2  Authority; No Breach by Agreement.

(a)               Parent has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of Parent enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)               Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

(c)               Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the OCC, and the South Carolina Board of Financial Institutions, (b) the filing by Parent with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (c) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market, and (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Parent of this Agreement.

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5.3  Exchange Act Filings; Financial Statements.

(a)               Parent has timely filed and made available to Cornerstone all Exchange Act Documents required to be filed by Parent since December 31, 2013 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Parent Exchange Act Reports”). The Parent Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent Exchange Act Reports or necessary in order to make the statements in such Parent Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any Exchange Act Documents.

(b)               Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent Exchange Act Reports, including any Parent Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The Parent Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c)               Parent’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Parent included in Parent’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Cornerstone within the meaning of Regulation S-X and, (z) with respect to Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

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(d)               Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s Exchange Act Documents. Parent maintains internal control over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.4  Reports.

Since January 1, 2014, each Parent Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report, statement and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.5  Brokers and Finders.

Except for Parent Financial Advisor, neither Parent nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.6  Certain Actions.

No Parent Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of Parent, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Agency in connection with the Merger.

5.7  Available Consideration.

Parent has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Parent Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

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5.8  Statements True and Correct.

(a)               No statement, certificate, instrument, or other writing furnished or to be furnished by any Parent Entity or any Affiliate thereof to Cornerstone pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the application is approved, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Parent Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to Cornerstone’s shareholders in connection with Cornerstone’s Shareholders’ Meeting, and any other documents to be filed by any Parent Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, including pursuant to Section 7.2 hereof, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Cornerstone be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Cornerstone’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Cornerstone’s Shareholders’ Meeting.

(c)               All documents that any Parent Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1  Affirmative Covenants of Cornerstone and Parent.

(a)               From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, Cornerstone shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by Parent related to loans or other transactions made by Cornerstone to a Person with a total relationship credit commitment exceeding $500,000, (v) provide written notice to Parent after entering into or making any loans or other transactions with a Person with a total relationship credit commitment exceeding $250,000 other than residential mortgage loans for which Cornerstone has a commitment to buy from a reputable investor, (vi) consult with Parent prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

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(b)               From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Cornerstone shall have been obtained, and except as otherwise expressly contemplated herein, Parent shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)               Cornerstone and Parent each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of Cornerstone and its Subsidiaries requested by Parent, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

(d)       Parent and Cornerstone shall cooperate and use their commercially reasonable efforts to deliver Parent’s and Cornerstone’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 8.2(e) and Section 8.3(e). Parent’s and Cornerstone’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

(e)       Cornerstone shall dissolve Crescent Financial Services, Inc. prior to the Effective Time of the Merger.

6.2  Negative Covenants of Cornerstone.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, Cornerstone covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

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(a)               amend the Articles of Incorporation, Bylaws, or other governing instruments of any Cornerstone Entity;

(b)               incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $200,000 except in the ordinary course of the business of any Cornerstone Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for Cornerstone Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any Cornerstone Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Cornerstone Disclosure Memorandum);

(c)               repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans and the redemption of the outstanding Cornerstone Series A Preferred Stock), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Cornerstone Entity, or declare or pay any dividend or make any other distribution in respect of Cornerstone’s capital stock (other than accrued dividends on the Cornerstone Series A Preferred Stock);

(d)               except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Cornerstone Common Stock, any other capital stock of any Cornerstone Entity, or any Right;

(e)               adjust, split, combine, or reclassify any capital stock of any Cornerstone Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Cornerstone Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any Cornerstone Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)                except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Cornerstone Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

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(g)               (i) except as contemplated by this Agreement, grant any bonuses or increase in compensation or benefits to the employees, officers or directors of any Cornerstone Entity (except, with respect to employees who are not directors or officers, in the ordinary course of business in accordance with past practice and, with respect to officers and directors, as described in Section 6.2(g)(i) of the Cornerstone Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay, change in control, or any stay or other bonus to any Cornerstone director, officer or employee (except for payments according to Section 6.2(g)(ii) of the Cornerstone Disclosure Memorandum), (iii) enter into, terminate, or amend any retention, severance, change in control, or employment agreements with officers, employees, directors, independent contractors, or agents of any Cornerstone Entity, (iv) change any fees or other compensation or other benefits to directors of any Cornerstone Entity, or (v) except in order to cancel Cornerstone Options as contemplated by this Agreement, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under Cornerstone’s 2003 Stock Option Plan or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or Rights payable by any Cornerstone Entity;

(h)               enter into or amend any employment Contract between any Cornerstone Entity and any Person (unless such amendment is required by Law) that the Cornerstone Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                 adopt any new Employee Benefit Plan of any Cornerstone Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Cornerstone Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j)                 make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)               commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Cornerstone Entity for money damages in excess of any amount covered by insurance plus the amount of any deductible or retainage or restrictions upon the operations of any Cornerstone Entity;

(l)                 enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than Contracts covered by Section 6.2(m) of the Cornerstone Disclosure Memorandum;

(m)             except to satisfy a commitment made before the date hereof, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit to a Person with a total relationship commitment amount equal to or less than $1,000,000 (provided, that extensions of credit equal to or less than $25,000 to a Person with a total relationship commitment amount exceeding $1,000,000 shall not be subject to the prior written consent of Parent), in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Cornerstone’s deposits and other Liabilities;

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(n)               except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Cornerstone or Cornerstone Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o)               restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(p)               make any capital expenditures in excess of $10,000 (individually or in the aggregate) over the amount set forth in a budget provided to Parent prior to the date hereof or thereafter approved by Parent, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(q)               establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(r)                take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(s)                implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(t)                 knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(u)               agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.2;

(v)               maintain Cornerstone Bank’s allowance for loan losses in a manner that is not consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Cornerstone Bank; or

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(w)             take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

6.3  Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4  Reports.

Each of Parent and its Subsidiaries and Cornerstone and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Cornerstone and its Subsidiaries shall also make available to Parent monthly financial statements and quarterly call reports. The financial statements of Parent and Cornerstone, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Parent filed under the Exchange Act will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Parent financial statements contained in any reports to any Regulatory Authority other than the SEC shall be prepared in accordance with the Laws applicable to such reports. As of their respective dates, such reports of Cornerstone filed with any Regulatory Authority shall be prepared in accordance with the laws applicable to such reports and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 7

ADDITIONAL AGREEMENTS

7.1  Shareholder Approval.

(a)               Cornerstone shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Cornerstone shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Cornerstone Shareholders’ Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Cornerstone’s Board of Directors shall recommend that its shareholders approve this Agreement in accordance with the SCBCA (the “Cornerstone Recommendation”) and shall include such recommendation in the Proxy Statement/Prospectus mailed to shareholders of Cornerstone, except to the extent Cornerstone’s Board of Directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Subject to Sections 7.1(b) and 7.3, Cornerstone shall solicit and use its reasonable efforts to obtain the Requisite Cornerstone Shareholder Vote.

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(b)               Neither Cornerstone’s Board of Directors nor any committee thereof shall, except as expressly permitted by this Section, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Cornerstone Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to prior to the Requisite Cornerstone Shareholder Vote, Cornerstone’s Board of Directors may make an Adverse Recommendation Change if and only if:

(i)                 Cornerstone’s Board of Directors determines in good faith, after consultation with the Cornerstone Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that constitutes or is likely to result in a Superior Proposal;

(ii)              Cornerstone’s Board of Directors determines in good faith, after consultation with Cornerstone’s outside counsel, that a failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to Cornerstone and its shareholders under applicable Law;

(iii)            Cornerstone’s Board of Directors provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identifying the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

(iv)             after providing such Notice of Recommendation Change, Cornerstone shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of Cornerstone to proceed without an Adverse Recommendation Change (provided, however, that Parent shall not be required to propose any such adjustments); and

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(v)               Cornerstone’s Board of Directors, following such five business day period, again determines in good faith, after consultation with the Cornerstone Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to Cornerstone and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the SCBCA as determined by Cornerstone after consultation with Cornerstone’s outside counsel, Cornerstone shall submit this Agreement to its shareholders at Cornerstone’s Shareholders’ Meeting even if Cornerstone’s Board of Directors has made an Adverse Recommendation Change, in which case Cornerstone’s Board of Directors may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Cornerstone in the Proxy Statement/Prospectus or any appropriate amendment or supplement thereto.

7.2  Registration of Parent Common Stock.

(a)       As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to Cornerstone’s shareholders at Cornerstone’s Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Parent Common Stock to be issued in the Merger (such proxy statement-prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Cornerstone will furnish to Parent the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Parent on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Parent shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Cornerstone will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent will advise Cornerstone, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Parent or Cornerstone, or any of their respective affiliates, officers or directors, should be discovered by Parent or Cornerstone which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by the Parties to their respective shareholders.

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(b)       Parent and Cornerstone shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Parent and Cornerstone shall furnish all information concerning it and the holders of Cornerstone Common Stock as may be reasonably requested in connection with any such action.

(c)       Prior to the Effective Time, Parent shall notify The Nasdaq Stock Market of the additional shares of Parent Common Stock to be issued by Parent in exchange for the shares of Cornerstone Common Stock.

7.3  Other Offers, etc.

(a)               From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Cornerstone Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Cornerstone Shareholder Vote, this Section 7.3 shall not prohibit a Cornerstone Entity from furnishing nonpublic information regarding any Cornerstone Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Cornerstone Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) Cornerstone’s Board of Directors shall have determined in good faith, after consultation with the Cornerstone Financial Advisor and Cornerstone’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) Cornerstone’s Board of Directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to Cornerstone and its shareholders, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Cornerstone gives Parent written notice of the identity of such Person or Group and of Cornerstone’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Cornerstone receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Cornerstone furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Cornerstone to Parent). In addition to the foregoing, Cornerstone shall provide Parent with at least five business days’ prior written notice of a meeting of Cornerstone’s Board of Directors at which meeting Cornerstone’s Board of Directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Cornerstone shall keep Parent reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

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(b)               In addition to the obligations of Cornerstone set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of Cornerstone become aware thereof, Cornerstone shall advise Parent of any request received by Cornerstone for nonpublic information which Cornerstone reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Cornerstone shall keep Parent informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)               As of the date hereof, Cornerstone shall, and shall cause its and its Subsidiary’s directors, officers, employees, and Representatives to, immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)               Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

7.4  Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

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7.5  Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6  Investigation and Confidentiality.

(a)               Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Cornerstone shall permit Parent’s senior officers and independent auditors to meet with the senior officers of Cornerstone, including officers responsible for the Cornerstone Financial Statements and the internal controls of Cornerstone and Cornerstone’s independent public accountants, to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)               In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)               Cornerstone shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Cornerstone to preserve the confidentiality of the information relating to the Cornerstone Entities provided to such Persons and their Affiliates and Representatives.

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(d)               Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Cornerstone Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

7.7  Press Releases.

Prior to the Effective Time, Cornerstone and Parent shall consult with each other as to the form and substance of any press release, communication with Cornerstone’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8  Charter Provisions.

Each Cornerstone Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Cornerstone Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Cornerstone Entity that may be directly or indirectly acquired or controlled by them.

7.9  Employee Benefits and Contracts.

(a)       All persons who are employees of the Cornerstone Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of First Community; provided, however, that in no event shall any of the employees of the Cornerstone Entities be officers of Parent or First Community, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of Parent or First Community and in accordance with the bylaws of Parent or First Community. All of the Continuing Employees shall be employed at the will of First Community, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.

(b)       As of the Effective Time, each Continuing Employee shall be eligible to participate in each of Parent’s Employee Benefit Plans with full credit for prior service with Cornerstone solely for purposes of eligibility and vesting.

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(c)       As of the Effective Time, Parent shall make available employer-provided benefits under Parent Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Parent or First Community employees. With respect to Parent Employee Benefit Plans providing health coverage, Parent shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Cornerstone plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Parent shall use commercially reasonable efforts to cause any such Parent Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Cornerstone Employee Benefit Plan during that plan year prior to the transition effective date.

(d)       Simultaneously herewith, the Chief Executive Officer of Cornerstone shall enter into and deliver to Parent a Consulting Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit B.

(e)       Simultaneously herewith, the Chief Financial Officer of Cornerstone shall enter into and deliver to Parent a Non-Solicitation Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit C.

(f)       Simultaneously herewith, the Senior Lender of Cornerstone Bank shall enter into and deliver to Parent a Director Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit D.

(g)       Simultaneously herewith, each of Cornerstone’s directors, other than the Chief Financial Officer and the Senior Lender, shall enter into and deliver to Parent a Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit E.

(h)       Simultaneously herewith, each of Cornerstone’s executive officers and directors shall enter into and deliver to Parent a Shareholder Support Agreement dated as of the date hereof in the form of Exhibit F pursuant to which he or she will vote his or her shares of Cornerstone Common Stock in favor of this Agreement and the transactions contemplated hereby.

(i)       No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.

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(j)       Other than Section 3.5 (Cornerstone Options), no provision of this Agreement (i) constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement or (ii) provide any right or entitlements to any employee or other third party.

(k)       Upon not less than ten days’ notice prior to the Closing Date from Parent to Cornerstone, Cornerstone shall cause the termination, amendment or other appropriate modification of each Cornerstone Benefit Plan as specified by Parent in such notice such that no Cornerstone Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable Cornerstone Benefit Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in such applicable Cornerstone Benefit Plans that are Cornerstone ERISA Plans shall be 100% vested in their account balances. With respect to each such Cornerstone Benefit Plan as to which Parent issues such notice and which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), prior to the Closing Date, the appropriate Board of Directors among the Cornerstone Entities shall adopt resolutions terminating each 401(k) Plan effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to each 401(k) Plan’s termination under “(i),” immediately above, Cornerstone shall cause each 401(k) Plan to adopt all amendments, including amendments and restatements, of each document evidencing each 401(k) Plan, as may be necessary to maintain each 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, Cornerstone shall cause each 401(k) Plan to proceed with implementing the process of distributing each 401(k) Plan’s account balances to participants. Parent or Parent Bank shall cause its Employee Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) to accept direct rollovers from any 401(k) Plan described in the preceding sentence, and will use commercially reasonable efforts to permit direct rollover of a participant plan loan. Prior to the Closing, (1) Cornerstone shall amend or shall cause the amendment of any and all SIMPLE IRA arrangements sponsored by one or more of Parent, Cornerstone Bank and any and all Parent Subsidiaries, effective as of immediately prior to the Effective Time, such that each such SIMPLE IRA shall not permit any additional individuals to be eligible to become participants in each such applicable SIMPLE IRA, and (2) Cornerstone shall amend and restate or shall cause the amendment and restatement of each such SIMPLE IRA on the current IRS Form 5305-SIMPLE, and shall thereafter submit each such SIMPLE IRA to the IRS pursuant to the IRS’ Voluntary Correction Program for an appropriate IRS “compliance statement” from the IRS.

(k)       The directors of Cornerstone Bank in office immediately prior to the Effective Time will be invited to serve on First Community’s Upstate Advisory Board for at least two years and shall be entitled to receive a fee of $200 for each advisory board meeting attended.

(l)       Parent and the Surviving Corporation, as a consequence of the Merger at the Effective Time, shall automatically and without further action assent to and assume the Amended Change of Control Agreements between Cornerstone and each of J. Rodger Anthony, Jennifer M. Champagne and Susan S. Jolly dated as of December 5, 2007.

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7.10     [Reserved].

7.11     Indemnification.

(a)               For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the Cornerstone Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Cornerstone or, at Cornerstone’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the SCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Cornerstone’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter.

(b)               Prior to the Effective Time, Parent shall purchase, or shall direct Cornerstone to purchase, an extended reporting period endorsement under Cornerstone’s existing directors’ and officers’ liability insurance coverage (“Cornerstone D&O Policy”) (or, if such extended endorsement coverage is not available, or is not available on reasonable terms, for the requisite period of time, such additional policy or policies as shall be necessary to provide coverage for such period of time) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Cornerstone’s D&O Policy. The directors and officers of Cornerstone shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement (or additional policy or policies). Such endorsement (or additional policy or policies) shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to two and one-half times the current annual premium for Cornerstone’s D&O Policy (the “Premium Multiple”). If Parent is unable to obtain or maintain the insurance coverage called for in this Section 7.11(b), then Parent shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

(c)               Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Parent and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless, in the reasonable judgment of counsel for the Indemnified Parties, there is a conflict of interest among the Indemnified Parties that cannot be waived, in which case Parent and the Surviving Corporation shall be obligated to pay for one firm of counsel for each group of Indemnified Parties as shall not have an internal conflict of interest among members of the group; provided, that Parent shall not be obligated to pay for more than two firms of counsel in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Parent’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

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(d)               If any Indemnified Party shall find it necessary to engage in litigation to enforce the indemnification provisions of this section, Parent or the Surviving Corporation shall pay all reasonable attorneys’ fees and expenses, and all other reasonable costs and expenses related to such litigation, to the extent that such Indemnified Party is successful in such litigation in enforcing the indemnification provisions of this section.

(e)               If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

(f)                The provisions of this Section 7.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.12     Redemption of Cornerstone Series A Preferred Stock.

Cornerstone shall use its reasonable best efforts to redeem all of the outstanding shares of Cornerstone Series A Preferred Stock prior to the Effective Time, subject, however, to the receipt of all required consents, approvals, and authorization of, and there being no objection to such redemption by, the Federal Reserve. In connection therewith, Cornerstone shall timely send redemption notices to the holders of the Cornerstone Series A Preferred Stock and take all other necessary or appropriate action to cause such redemption to occur no later than the day next preceding the Closing Date, subject, however, to the receipt of all required consents, approvals, and authorization of, and there being no objection to such redemption by, the Federal Reserve. Nothing herein is intended to obligate Cornerstone to effectuate the redemption of such preferred securities prior to the satisfaction or waiver of all of the conditions under Article 8. Parent Entities shall provide all reasonably requested assistance to Cornerstone to enable it to timely complete its obligations with respect to redemption of the Cornerstone Series A Preferred Stock (provided that assistance shall not be deemed to be reasonably requested if, among other things, such assistance would be reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b)).

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Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1  Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)               Shareholder Approval. The shareholders of Cornerstone shall have approved this Agreement by the Requisite Cornerstone Shareholder Vote, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Cornerstone’s Articles of Incorporation and Bylaws.

(b)               Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Parent would not, in its reasonable judgment, have entered into this Agreement.

(c)               Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect or a Parent Material Adverse Effect, as applicable. Cornerstone shall have obtained the Consents listed in Section 8.1(c) of the Cornerstone Disclosure Memorandum, including Consents from the lessors of each office leased by Cornerstone, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

(d)               Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

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(e)               Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)                Exchange Listing. Parent shall have filed with The Nasdaq Stock Market a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market shall not be objecting to the listing of such shares of Parent Common Stock.

8.2  Conditions to Obligations of Parent.

The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.6(a):

(a)               Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Cornerstone set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Cornerstone set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Cornerstone Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of Cornerstone to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)               Officers’ Certificate. Cornerstone shall have delivered to Parent (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Cornerstone and in Sections 8.2(a), 8.2(b), 8.2(g), 8.2(h), and 8.2(i) have been satisfied.

(d)               Certificates of Secretary and Public Officials. The Cornerstone Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the Cornerstone Entities, dated as of the Closing Date, certifying and attesting as to: (1) the incumbency of officers of the Cornerstone Entities executing documents executed and delivered in connection herewith, (2) the Articles of Incorporation of Cornerstone as in effect from the date of this Agreement until the Closing Date, (3) the bylaws of Cornerstone as in effect from the date of this Agreement until the Closing Date, (4) resolutions of Cornerstone’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (5) the articles of association of Cornerstone Bank as in effect from the date of this Agreement until the Closing Date, (6) the bylaws of Cornerstone Bank as in effect from the date of this Agreement until the Closing Date; (ii) a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the corporate existence of Cornerstone; (iii) a certificate of the Federal Reserve Bank (dated not less than ten days prior to the Closing Date) certifying that Cornerstone is a registered bank holding company; (iv) a certificate of the OCC (dated not less than ten days prior to the Closing Date) as to the good standing of Cornerstone Bank; and (v) a certificate of the Federal Deposit Insurance Corporation (dated not less than ten days prior to the Closing Date) certifying that Cornerstone Bank is an insured depository institution.

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(e)               Tax Opinion. Parent shall have received the opinion of Parent’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and Cornerstone will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion giver considers appropriate, representations contained in certificates of officers of Parent, Cornerstone, and others.

(f)               Consulting Agreement; Non-Solicitation Agreement; Non-Competition Agreements; Shareholder Support Agreements; Change in Control Agreement; Claims Letters; Acknowledgements and Agreements. The Consulting Agreement in the form attached hereto as Exhibit B shall have been executed by the Chief Executive Officer of Cornerstone and delivered to Parent. The Non-Solicitation Agreement in the form attached hereto as Exhibit C shall have been executed by the Chief Financial Officer of Cornerstone and delivered to Parent. The Senior Lender Director Non-Competition Agreement in the form attached hereto as Exhibit D shall have been executed by the Senior Lender of Cornerstone Bank and delivered to Parent. The Other Director Non-Competition Agreements in the form attached hereto as Exhibit E shall have been executed by each of Cornerstone’s directors, other than the Chief Financial Officer and the Senior Lender, and delivered to Parent. The Shareholder Support Agreements in the form attached hereto as Exhibit F shall have been executed by each of the directors and executive officers of Cornerstone and delivered to Parent. Each of the directors and executive officers of Cornerstone shall have executed claims letters in the form attached hereto as Exhibit G and delivered the same to Parent. The Acknowledgment and Agreement substantially in the form attached hereto as Exhibit J shall have been executed by Cornerstone and each of the Chief Executive Officer of Cornerstone, the Chief Financial Officer of Cornerstone and the Senior Lender of Cornerstone Bank and delivered to Parent.

(g)               Notices of Dissent. Cornerstone shall not have received timely notice from holders of Cornerstone Common Stock of their intent to exercise their statutory right to dissent with respect to shares that represent more than an aggregate of 10% of the outstanding shares of Cornerstone Common Stock.

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(h)          Shareholders Equity; Allowance for Loan Losses. At the Effective Time, Cornerstone’s shareholders’ equity shall not be less than the Equity Floor. The “Equity Floor” is $18,241,688, without giving effect to (i) reasonable expenses incurred by Cornerstone in connection with the Merger, (ii) accumulated other comprehensive income, or (iii) the redemption of the Series A Preferred Stock. Cornerstone and Cornerstone Bank shall maintain Cornerstone Bank’s allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Cornerstone Bank and used in the preparation of the Cornerstone Financial Statements.

(i)             Exercise of Options. The directors and executive officers of Cornerstone or Cornerstone Bank shall not have exercised any Cornerstone Options held by such persons following the execution of this Agreement.

(j)             No Material Adverse Effect. There shall not have occurred any Cornerstone Material Adverse Effect from the December 31, 2016 balance sheet to the Effective Time with respect to Cornerstone or Cornerstone Bank.

(k)            Bank Merger. The Parties shall stand ready to consummate the Bank Merger promptly after the Merger.

(l)             Legal Opinion. Parent shall have received a legal opinion in form and substance satisfactory to Parent from Cornerstone’s counsel as to the matters specified in Exhibit H.

8.3  Conditions to Obligations of Cornerstone.

The obligations of Cornerstone to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Cornerstone pursuant to Section 10.6(b):

(a)               Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

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(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)               Officers’ Certificate. Parent shall have delivered to Cornerstone a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to Parent and in Sections 8.3(a), 8.3(b), and 8.3(g) have been satisfied.

(d)              Certificates of Secretary and Public Officials. The Parent Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the Parent Entities, dated as of the Closing Date, certifying and attesting as to: (1) the incumbency of officers of the Parent Entities executing documents executed and delivered in connection herewith, (2) the Articles of Incorporation of Parent as in effect from the date of this Agreement until the Closing Date, (3) the bylaws of Parent as in effect from the date of this Agreement until the Closing Date, (4) resolutions of Parent’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (5) the Articles of Incorporation of First Community as in effect from the date of this Agreement until the Closing Date, (6) the bylaws of First Community as in effect from the date of this Agreement until the Closing Date; (ii) a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the corporate existence of Parent; (iii) a certificate of the Federal Reserve Bank (dated not less than ten days prior to the Closing Date) certifying that Parent is a registered bank holding company; (iv) a certificate of the South Carolina State Board of Financial Institutions (dated not less than ten days prior to the Closing Date) as to the good standing of First Community; and (v) a certificate of the Federal Deposit Insurance Corporation (dated not less than ten days prior to the Closing Date) certifying that First Community is an insured depository institution.

(e)               Tax Opinion. Cornerstone shall have received the opinion of Cornerstone’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and Cornerstone will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion giver considers appropriate, representations contained in certificates of officers of Parent, Cornerstone, and others.

(f)                Payment of Merger Consideration. Parent shall be prepared to deliver the Merger Consideration as provided by this Agreement.

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(g)               No Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect from the December 31, 2016 balance sheet to the Effective Time with respect to Parent.

(h)               Legal Opinion. Cornerstone shall have received a legal opinion in form and substance satisfactory to Cornerstone from Parent’s counsel as to the matters specified in Exhibit I.

Article 9
TERMINATION

9.1              Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Cornerstone, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)               By mutual written agreement of Parent and Cornerstone; or

(b)              By Parent or Cornerstone (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)            By Parent or Cornerstone in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Cornerstone Shareholder Vote is not obtained at Cornerstone’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)               By Parent or Cornerstone in the event that the Merger shall not have been consummated by February 28, 2018, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)               By Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) Cornerstone’s Board of Directors shall have made an Adverse Recommendation Change; (ii) Cornerstone’s Board of Directors shall have failed to reaffirm the Cornerstone Recommendation within ten business days after Parent requests such at any time following the public announcement of an Acquisition Proposal, (iii) Cornerstone shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3, or (iv) the condition of Section 8.2(g) is not met; or

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(f)                By Cornerstone, prior to the Requisite Cornerstone Shareholder Vote (and provided that Cornerstone has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3), in order to accept a Superior Proposal.

9.2  Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Parent or Cornerstone pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6(b), 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve a breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3  Termination Fee.

(a)               If Parent terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Cornerstone terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Cornerstone shall, on the date of termination, pay to Parent the sum of $950,000 prior to such termination or abandonment of this Agreement pursuant to Section 9.1 (the “Termination Fee”). The Termination Fee shall be paid to Parent in same day funds. Cornerstone hereby waives any right to set-off or counterclaim against such amount.

(b)               In the event that (i) an Acquisition Proposal with respect to Cornerstone shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of Cornerstone, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Cornerstone after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Cornerstone or Parent pursuant to Section 9.1(d) (if the Requisite Cornerstone Shareholder Vote has not theretofore been obtained), (B) by Parent pursuant to Section 9.1(b), or (C) by Cornerstone or Parent pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is twelve (12) months after the date of such termination, Cornerstone consummates an Acquisition Transaction or enters into an Acquisition Agreement that is ultimately consummated, then Cornerstone shall on the date an Acquisition Transaction is consummated, pay Parent a fee equal to the Termination Fee in same day funds. Cornerstone hereby waives any right to set-off or counterclaim against such amount.

(c)              The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent would not enter into this Agreement; accordingly, if Cornerstone fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Cornerstone shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

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9.4  Non-Survival of Representations and Covenants.

Except for Articles 2 and 3, Sections 7.6(b), 7.8, 7.9, and 7.11, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1     Definitions.

(a)               Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.9(k) of the Agreement.

“Acquisition Agreement” shall have the meaning as set forth in Section 7.3(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to Cornerstone or publicly announced to Cornerstone’s shareholders) by any Person (other than Parent or any of its Affiliates) for an Acquisition Transaction involving Cornerstone or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Cornerstone as reflected on Cornerstone’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Cornerstone by any Person or Group (other than Parent or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Cornerstone or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Parent or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Cornerstone or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Cornerstone pursuant to which the shareholders of Cornerstone immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Cornerstone; or (iii) any liquidation or dissolution of Cornerstone.

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“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in the Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Parent Stock Price” shall mean the volume weighted average price (rounded up to the nearest cent) of Parent Common Stock on The Nasdaq Stock Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Parent) during the Measurement Period.

“Bank Agreement of Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement, and the form attached hereto as Exhibit A.

“Bank Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

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“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Cornerstone” shall have the meaning as set forth in the introduction of the Agreement.

“Cornerstone Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.

“Cornerstone Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Cornerstone Common Stock” means the no par value common stock of Cornerstone.

“Cornerstone Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“Cornerstone D&O Policy” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Cornerstone Disclosure Memorandum” means the written information entitled “Cornerstone Bancorp Disclosure Memorandum” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Cornerstone Entities” means, collectively, Cornerstone and all Cornerstone Subsidiaries.

“Cornerstone ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Cornerstone Financial Advisor” means Raymond James & Associates, Inc.

“Cornerstone Financial Statements” means (i) the consolidated balance sheets of Cornerstone as of December 31, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2016 and December 31, 2015, and for each of the three fiscal years ended December 31, 2016, as filed by Cornerstone with the Federal Reserve, and (ii) the consolidated balance sheets of Cornerstone (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as filed by Cornerstone with the Federal Reserve with respect to periods ended subsequent to December 31, 2016.

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“Cornerstone Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Cornerstone and its Subsidiaries, taken as a whole, or (ii) the ability of Cornerstone to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Cornerstone Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Cornerstone (or any of its Subsidiaries) taken with the prior written Consent of Parent in contemplation of the transactions contemplated hereby, or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Cornerstone, including specifically Cornerstone’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees. Notwithstanding the foregoing, any change in the per share price of Cornerstone Common Stock on or after the date of execution of this Agreement by Parent shall not by itself be deemed to be a “Cornerstone Material Adverse Effect.”

“Cornerstone Option Price” shall have the meaning as set forth in Section 3.5 of the Agreement.

“Cornerstone Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Cornerstone Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Cornerstone Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“Cornerstone Series A Preferred Stock” shall have the meaning as set forth in Section 3.1(e) of the Agreement.

“Cornerstone Shareholders’ Meeting” means the meeting of Cornerstone’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Cornerstone Subsidiaries” means the Subsidiaries, if any, of Cornerstone. As of the date of this Agreement, Cornerstone has only two Subsidiaries, Cornerstone Bank and its wholly-owned Subsidiary, Crescent Financial Services, Inc.

“Default” means (i) any material breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a material breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any material remedy or obtain any material relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any material Contract, Law, Order, or Permit.

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“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.

“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

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“Equity Floor” shall have the meaning as set forth in Section 8.2(h) of the Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Cornerstone Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Fair Market Value Per Share” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“First Community” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

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“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, and CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.11(a) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, expert witness fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

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“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or formal or informal investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall mean the 10 consecutive Trading Days ending on the fifth Trading Day immediately prior to the date on which the Effective Time occurs.

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

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“Parent” shall have the meaning as set forth in the introduction of the Agreement.

“Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.

“Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

“Parent Exchange Act Reports” shall have the meaning as set forth in the Section 5.3(a) of the Agreement.

“Parent Financial Advisor” means Hovde Group, LLC.

“Parent Financial Statements” means (i) the consolidated balance sheets of Parent as of December 31, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2016, and for each of the three fiscal years ended December 31, 2016, as filed in amended form by Parent in Exchange Act Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2016.

“Parent Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Parent Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior written Consent of Cornerstone in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Parent. Notwithstanding the foregoing, any change in the per share price of Parent’s Common Stock on or after the date of execution of this Agreement by Cornerstone shall not by itself be deemed to be a “Parent Material Adverse Effect.”

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

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“Party” means Cornerstone, Parent or Cornerstone Bank and “Parties” means two or more of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Per Share Merger Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Permit” means any federal, state, local, or foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Parent or Cornerstone Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Premium Multiple” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, The Nasdaq Stock Market, the Financial Industry Regulatory Authority, Inc., the South Carolina State Board of Financial Institutions, the FDIC, the Department of Justice, the OCC, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Cornerstone Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” means the South Carolina Business Corporation Act of 1988, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, the South Carolina Uniform Securities Act of 2005 and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Cornerstone Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Cornerstone which Cornerstone’s Board of Directors (after consultation with the Cornerstone Financial Advisor and Cornerstone’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to Cornerstone’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

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“Surviving Corporation” means Parent as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 7.9(k) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“Trading Day” means any day on which shares of Parent Common Stock are traded, as reported on the Nasdaq Capital Market.

“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.

(b)               Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2     Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Cornerstone, shall be paid at Closing and prior to the Effective Time.

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10.3     Brokers and Finders.

Except for Cornerstone Financial Advisor as to Cornerstone and Parent Financial Advisor as to Parent, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Cornerstone or Parent, each of Cornerstone and Parent, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Cornerstone has provided a copy of Cornerstone Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the Cornerstone Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4     Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.11.

10.5     Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Requisite Cornerstone Shareholder Vote of this Agreement has been obtained; provided, that after any such approval by the holders of Cornerstone Common Stock, there shall be made no amendment that reduces or modifies the consideration to be received by holders of Cornerstone Common Stock.

10.6     Waivers.

(a)               Prior to or at the Effective Time, Parent, acting through its Boards of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Cornerstone, to waive or extend the time for the compliance or fulfillment by Cornerstone of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b)               Prior to or at the Effective Time, Cornerstone, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Cornerstone under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Cornerstone.

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(c)               The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7     Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8     Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Parent:	First Community Corporation
5455 Sunset Blvd.
Lexington, SC 29072
Attention: Michael C. Crapps
Email: MCrapps@firstcommunitysc.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, SC 29601
Attention: John M. Jennings
Email: John.Jennings@nelsonmullins.com

Cornerstone:	Cornerstone Bancorp
1670 E. Main Street
Easley, SC 29640
Attention: J. Rodger Anthony
Email: RAnthony@cornerstonenatlbank.com

Copy to Counsel:	Haynsworth Sinkler Boyd, PA
1201 Main Street, 22nd Floor
Columbia, SC 29201
Attention: George S. King, Jr.
Email: cking@hsblawfirm.com

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10.9     Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina.

10.10 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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10.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST COMMUNITY CORPORATION
(PARENT)

By:	/s/ Michael C. Crapps
Michael C. Crapps
President and Chief Executive Officer

CORNERSTONE BANCORP
(Cornerstone)

By:	/s/ J. Rodger Anthony
J. Rodger Anthony
President and Chief Executive Officer

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Exhibit A to SEC Exhibit 2.1

FORM OF

AGREEMENT OF MERGER

OF

CORNERSTONE NATIONAL BANK

WITH AND INTO

FIRST COMMUNITY BANK

THIS AGREEMENT OF MERGER, dated as of [________], 2017 (this “Agreement”), is made and entered into between First Community Bank, a South Carolina state bank (“First Community”), and Cornerstone National Bank, a national banking association (“Cornerstone Bank”).

WITNESSETH:

WHEREAS, First Community, a South Carolina banking corporation duly organized and existing under the laws of the State of South Carolina with its main office located at 5455 Sunset Blvd., Lexington, South Carolina, has authorized capital stock consisting of 10,000,000 shares of common stock, par value $5.00 per share, of which [______] shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Cornerstone Bank, a national banking association duly organized and existing under the laws of the United States of America with its main office located at 1670 E. Main Street, Easley, South Carolina, has authorized capital stock consisting of 600,000 shares of common stock, par value $5.00 per share, of which [______] shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, First Community Corporation (the holding company of First Community) (“Parent”) and Cornerstone Bancorp (the holding company of Cornerstone Bank) (“Cornerstone Parent”) are parties to that certain Agreement and Plan of Merger, dated as of [________], 2017 (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Cornerstone Parent shall merge with and into Parent (the “Parent Merger”), whereby Parent shall be the surviving corporation; and

WHEREAS, the respective boards of directors of First Community and Cornerstone Bank, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

Exhibit A-1

1 – THE MERGER

1.1	Merger; Surviving Bank

Subject to the terms and conditions of this agreement, as the Effective Time (as hereinafter defined), Cornerstone Bank shall be merged with and into First Community, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”) and the corporate existence of Cornerstone Bank shall cease. First Community shall continue its corporate existence under the laws of the State of South Carolina and shall be the entity surviving the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.2	Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the Articles of Incorporation of First Community, attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of First Community, attached hereto as Exhibit B, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.3	Effective Time of Merger

The Merger shall become effective at such time and date as are agreed to by First Community and Cornerstone Bank, subject to the receipt of all necessary approvals from any state or federal regulatory authority having jurisdiction over the Merger, or such other time and date as shall be provided by applicable law or regulation. The date and time of such effectiveness is referred to as the “Effective Time.”

1.4	Effect of Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

1.5	Business of Surviving Bank

The business of the Surviving Bank after the Merger shall continue to be that of a South Carolina banking corporation and shall be conducted at its main office, which shall be located at 5455 Sunset Blvd., Lexington, South Carolina, and at legally established branches.

1.6	Directors

Upon consummation of the Merger, the directors of the Surviving Bank shall be the persons serving as directors of First Community immediately prior to the Effective Time. Directors of the Surviving Bank shall serve for such terms in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

Exhibit A-2

2 - TREATMENT OF SHARES

2.1	Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Cornerstone Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled, (b) the shares of First Community common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank, and (c) First Community shall receive cash merger consideration from Cornerstone Bank in such amount as shall be set forth in the Interagency Bank Merger Act Application that shall be filed by First Community with the Federal Deposit Insurance Corporation pursuant to 12 U.S.C. 1828(c) and the South Carolina Banking Commissioner in connection with the approval of the Merger.

3 - CONDITIONS PRECEDENT

3.1	Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)               Shareholder Approval. The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of First Community and Cornerstone Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.

(b)              Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

(c)               No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

(d)              Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

4 – TERMINATION AND AMENDMENT

4.1	Termination

Notwithstanding the approval of this Agreement by the shareholders of First Community or Cornerstone Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

Exhibit A-3

4.2	Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

5 - MISCELLANEOUS

5.1	Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

5.2	Further Assurances

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Cornerstone Bank or otherwise carry out the provisions hereof, the proper officers and directors of Cornerstone Bank, as of the Effective Date, and thereafter the officers of the surviving entity acting on behalf of Cornerstone Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4	Successors and Assigns

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

Exhibit A-4

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

FIRST COMMUNITY BANK

By
Name:
Title:

CORNERSTONE NATIONAL BANK

By
Name:
Title:

[Signature Page to Agreement of Merger]

Exhibit A-5

Exhibit B to SEC Exhibit 2.1

CFO NON-SOLICITATION AGREEMENT

THIS CFO NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of April [___], 2017, between First Community Corporation (“Parent”), a South Carolina corporation and the holding company of First Community Bank (“First Community”), and the undersigned Chief Financial Officer and director (“Executive/Director”) of Cornerstone Bancorp, a South Carolina corporation, and Cornerstone National Bank, a wholly-owned subsidiary of Cornerstone Bancorp (“Cornerstone Bank” and, together with Cornerstone Bancorp, “Cornerstone”), and shall become effective at the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Parent and Cornerstone Bancorp.

WHEREAS, the Boards of Directors of Parent and Cornerstone Bancorp have determined that the acquisition of Cornerstone Bancorp by Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the shareholders of Parent, provided certain material conditions including, without limitation, Executive/Director agreeing to execute this Agreement, and the shareholders of Cornerstone Bancorp and is consistent with, and in furtherance of, their respective business strategies;

WHEREAS, the parties hereto acknowledge that Executive/Director, as the Chief Financial Officer and a director of Cornerstone Bancorp and Cornerstone Bank, occupies a unique position of trust and confidence with respect to Cornerstone and by virtue of these positions Executive/Director has acquired significant knowledge relating to the business of Cornerstone;

WHEREAS, following the Merger, Executive/Director may join on First Community’s Upstate Advisory Board;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to protect the business and goodwill associated with the business of Cornerstone by strengthening restrictions on Executive/Director’s ability to recruit employees and solicit customers of Parent or First Community following the completion of the Merger;

WHEREAS, (i) the Merger Agreement contemplates that, as a condition to Parent entering into the Merger Agreement and completing the Merger, which Merger would result in, among other things, Parent paying approximately $7.6 million in cash and issuing approximately 875 thousand shares of Parent Common Stock as Merger Consideration, Executive/Director will enter into and perform this Agreement, and Parent is not willing to enter into the Merger Agreement or complete the Merger unless, among other conditions, Executive/Director enters into and performs this Agreement, (ii) Executive/Director is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and, subject to the terms and conditions in the Merger Agreement, to complete the Merger, and (iii) Parent is relying on Executive/Director’s representations, warranties, covenants, and agreements herein;

WHEREAS, if the Merger is completed, Executive/Director will receive a portion of the Merger Consideration as merger consideration for her ownership of Cornerstone Common Stock and a cash-out payment for Executive/Director’s outstanding Cornerstone Options pursuant to the terms and conditions of the Merger Agreement, and will receive a change in control payment pursuant to her existing change in control agreement with Cornerstone, and so Executive/Director desires to induce Parent to complete the Merger; and

Exhibit B-1

WHEREAS, Executive/Director has agreed to accept such limitations on Executive/Director’s ability to compete with Parent or First Community following the Merger as an inducement for Parent to execute the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to complete the Merger.

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Parent entering into the Merger Agreement, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Certain Definitions.

(a)       “Affiliated Company” means any company or entity controlled by, controlling or under common control with Parent or Cornerstone Bancorp, including, respectively, First Community and Cornerstone Bank.

(b)       “Confidential Information” means all information regarding Cornerstone Bancorp, Parent, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Cornerstone Bancorp, Parent or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Cornerstone Bancorp, Parent or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, prospective customer information, customer lists, prospective customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Cornerstone Bancorp, Parent or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Cornerstone Bancorp, Parent or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Cornerstone Bancorp or Parent or their respective Affiliated Companies or any duty owed to any of them; or (b) is independently developed by a person or entity without reference to or use of Confidential Information.

Exhibit B-2

(c)       Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.       Nondisclosure of Confidential Information.

(a)       Nondisclosure of Confidential Information. Executive/Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following the termination of service as an employee, consultant, and an advisory director of First Community (if applicable), Executive/Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of Parent’s Chief Executive Officer, which consent may be withheld in the sole discretion of Parent’s Chief Executive Officer; provided, that Executive/Director shall keep the Confidential Information of third parties (such as customers) and any trade secrets for an indefinite period of time. If required to disclose such information by law, Executive/Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Executive/Director also acknowledges and agrees that trading in Parent or Cornerstone Bancorp securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Parent’s policies regarding insider trading in effect from time to time.

(b)       Enforceability of Covenants. Executive/Director and Parent agree that Executive/Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Cornerstone Bancorp and Parent to perform their obligations under any provision of this Agreement or other agreements with Executive/Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Cornerstone Bancorp, Parent, or any Affiliated Company under federal, state or local law.

3.       Non-recruitment and Non-solicitation Covenants.

(a)       Non-recruitment of Employees. Executive/Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following the termination of service as an employee, consultant, and an advisory director of First Community (if applicable), Executive/Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of herself or any other Person, solicit or recruit for employment or encourage to leave employment with Parent or any of Parent’s Affiliated Companies, any employee of Parent’s or of any Parent’s Affiliated Companies with whom Executive/Director worked during Executive/Director’s services as an employee and a director of Cornerstone Bancorp or any Seller Affiliated Company and who performed services for Cornerstone Bancorp, Parent, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Cornerstone Bancorp, Parent, or any of their Affiliated Companies for a period of not less than one year; provided, however, that nothing in this Section 3(a) shall prevent Executive/Director from assisting any former employee of Cornerstone Bancorp or its Subsidiaries whose employment was terminated by his or her employer (including, but not limited to, Cornerstone Bancorp, Parent and any of their Subsidiaries) with finding new employment with any Person.

Exhibit B-3

(b)       Non-solicitation of Customers. Executive/Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following the termination of service as an employee, consultant, and an advisory director of First Community (if applicable), Executive/Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of herself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities any customer of Cornerstone Bancorp, Parent, or any of their Affiliated Companies with whom Executive/Director had material contact on behalf of Cornerstone Bancorp or Cornerstone Bank in the course of Executive/Director’s service as an employee and a director of Cornerstone Bancorp or Cornerstone Bank. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Parent, Cornerstone Bancorp, or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include, without limitation, the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit.

(c)       Enforceability of Covenants. Executive/Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Executive/Director acknowledges that each of Parent and its Affiliated Companies have a current and future expectation of business from the current and proposed customers of Cornerstone Bancorp and Cornerstone Bank that are derived from the acquisition of Cornerstone Bancorp by Parent. Executive/Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive/Director agrees that her position as a director of Cornerstone Bancorp and Cornerstone Bank and, if applicable after the Effective Time, as an advisory director of First Community, involves information relating to all aspects of the Business Activities and all of the Restricted Area. Executive/Director further represents and warrants that complying with the provisions contained in this Agreement will not preclude Executive/Director from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive/Director and Parent agree that Executive/Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Parent to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Executive/Director and Parent agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Executive/Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Parent and its Affiliated Companies and that Parent will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security or proving irreparable damage (all of which are waived by Executive/Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

Exhibit B-4

4.       Successors.

(a)       This Agreement is personal to Executive/Director and is not assignable by Executive/Director, and none of Executive/Director’s duties hereunder may be delegated.

(b)       This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Parent and any of its Affiliated Companies and their successors and assigns.

5.       Miscellaneous.

(a)       Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

(d)       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	First Community Corporation
5455 Sunset Blvd.
Lexington, South Carolina 29072
Attention: Chief Executive Officer

To Executive/Director:	See signature page of this Agreement

Exhibit B-5

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)       Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Parent and Executive/Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)       Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[signatures appear on next page]

Exhibit B-6

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

FIRST COMMUNITY corporation

By:
Name:
Title:

EMPLOYEE

Address:

Signature Page to CFO Non-Solicitation Agreement

Exhibit B-7

Exhibit C to SEC Exhibit 2.1

CFO NON-SOLICITATION AGREEMENT

THIS CFO NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of April [___], 2017, between First Community Corporation (“Parent”), a South Carolina corporation and the holding company of First Community Bank (“First Community”), and the undersigned Chief Financial Officer and director (“Executive/Director”) of Cornerstone Bancorp, a South Carolina corporation, and Cornerstone National Bank, a wholly-owned subsidiary of Cornerstone Bancorp (“Cornerstone Bank” and, together with Cornerstone Bancorp, “Cornerstone”), and shall become effective at the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Parent and Cornerstone Bancorp.

WHEREAS, the Boards of Directors of Parent and Cornerstone Bancorp have determined that the acquisition of Cornerstone Bancorp by Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the shareholders of Parent, provided certain material conditions including, without limitation, Executive/Director agreeing to execute this Agreement, and the shareholders of Cornerstone Bancorp and is consistent with, and in furtherance of, their respective business strategies;

WHEREAS, the parties hereto acknowledge that Executive/Director, as the Chief Financial Officer and a director of Cornerstone Bancorp and Cornerstone Bank, occupies a unique position of trust and confidence with respect to Cornerstone and by virtue of these positions Executive/Director has acquired significant knowledge relating to the business of Cornerstone;

WHEREAS, following the Merger, Executive/Director may join on First Community’s Upstate Advisory Board;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to protect the business and goodwill associated with the business of Cornerstone by strengthening restrictions on Executive/Director’s ability to recruit employees and solicit customers of Parent or First Community following the completion of the Merger;

WHEREAS, (i) the Merger Agreement contemplates that, as a condition to Parent entering into the Merger Agreement and completing the Merger, which Merger would result in, among other things, Parent paying approximately $7.6 million in cash and issuing approximately 875 thousand shares of Parent Common Stock as Merger Consideration, Executive/Director will enter into and perform this Agreement, and Parent is not willing to enter into the Merger Agreement or complete the Merger unless, among other conditions, Executive/Director enters into and performs this Agreement, (ii) Executive/Director is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and, subject to the terms and conditions in the Merger Agreement, to complete the Merger, and (iii) Parent is relying on Executive/Director’s representations, warranties, covenants, and agreements herein;

WHEREAS, if the Merger is completed, Executive/Director will receive a portion of the Merger Consideration as merger consideration for her ownership of Cornerstone Common Stock and a cash-out payment for Executive/Director’s outstanding Cornerstone Options pursuant to the terms and conditions of the Merger Agreement, and will receive a change in control payment pursuant to her existing change in control agreement with Cornerstone, and so Executive/Director desires to induce Parent to complete the Merger; and

Exhibit C-1

WHEREAS, Executive/Director has agreed to accept such limitations on Executive/Director’s ability to compete with Parent or First Community following the Merger as an inducement for Parent to execute the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to complete the Merger.

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Parent entering into the Merger Agreement, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Certain Definitions.

(a)       “Affiliated Company” means any company or entity controlled by, controlling or under common control with Parent or Cornerstone Bancorp, including, respectively, First Community and Cornerstone Bank.

(b)       “Confidential Information” means all information regarding Cornerstone Bancorp, Parent, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Cornerstone Bancorp, Parent or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Cornerstone Bancorp, Parent or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, prospective customer information, customer lists, prospective customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Cornerstone Bancorp, Parent or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Cornerstone Bancorp, Parent or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Cornerstone Bancorp or Parent or their respective Affiliated Companies or any duty owed to any of them; or (b) is independently developed by a person or entity without reference to or use of Confidential Information.

Exhibit C-2

(c)       Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.       Nondisclosure of Confidential Information.

(a)       Nondisclosure of Confidential Information. Executive/Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following the termination of service as an employee, consultant, and an advisory director of First Community (if applicable), Executive/Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of Parent’s Chief Executive Officer, which consent may be withheld in the sole discretion of Parent’s Chief Executive Officer; provided, that Executive/Director shall keep the Confidential Information of third parties (such as customers) and any trade secrets for an indefinite period of time. If required to disclose such information by law, Executive/Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Executive/Director also acknowledges and agrees that trading in Parent or Cornerstone Bancorp securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Parent’s policies regarding insider trading in effect from time to time.

(b)       Enforceability of Covenants. Executive/Director and Parent agree that Executive/Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Cornerstone Bancorp and Parent to perform their obligations under any provision of this Agreement or other agreements with Executive/Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Cornerstone Bancorp, Parent, or any Affiliated Company under federal, state or local law.

3.       Non-recruitment and Non-solicitation Covenants.

(a)       Non-recruitment of Employees. Executive/Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following the termination of service as an employee, consultant, and an advisory director of First Community (if applicable), Executive/Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of herself or any other Person, solicit or recruit for employment or encourage to leave employment with Parent or any of Parent’s Affiliated Companies, any employee of Parent’s or of any Parent’s Affiliated Companies with whom Executive/Director worked during Executive/Director’s services as an employee and a director of Cornerstone Bancorp or any Seller Affiliated Company and who performed services for Cornerstone Bancorp, Parent, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Cornerstone Bancorp, Parent, or any of their Affiliated Companies for a period of not less than one year; provided, however, that nothing in this Section 3(a) shall prevent Executive/Director from assisting any former employee of Cornerstone Bancorp or its Subsidiaries whose employment was terminated by his or her employer (including, but not limited to, Cornerstone Bancorp, Parent and any of their Subsidiaries) with finding new employment with any Person.

Exhibit C-3

(b)       Non-solicitation of Customers. Executive/Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following the termination of service as an employee, consultant, and an advisory director of First Community (if applicable), Executive/Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of herself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities any customer of Cornerstone Bancorp, Parent, or any of their Affiliated Companies with whom Executive/Director had material contact on behalf of Cornerstone Bancorp or Cornerstone Bank in the course of Executive/Director’s service as an employee and a director of Cornerstone Bancorp or Cornerstone Bank. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Parent, Cornerstone Bancorp, or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include, without limitation, the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit.

(c)       Enforceability of Covenants. Executive/Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Executive/Director acknowledges that each of Parent and its Affiliated Companies have a current and future expectation of business from the current and proposed customers of Cornerstone Bancorp and Cornerstone Bank that are derived from the acquisition of Cornerstone Bancorp by Parent. Executive/Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive/Director agrees that her position as a director of Cornerstone Bancorp and Cornerstone Bank and, if applicable after the Effective Time, as an advisory director of First Community, involves information relating to all aspects of the Business Activities and all of the Restricted Area. Executive/Director further represents and warrants that complying with the provisions contained in this Agreement will not preclude Executive/Director from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive/Director and Parent agree that Executive/Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Parent to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Executive/Director and Parent agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Executive/Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Parent and its Affiliated Companies and that Parent will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security or proving irreparable damage (all of which are waived by Executive/Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

Exhibit C-4

4.       Successors.

(a)       This Agreement is personal to Executive/Director and is not assignable by Executive/Director, and none of Executive/Director’s duties hereunder may be delegated.

(b)       This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Parent and any of its Affiliated Companies and their successors and assigns.

5.       Miscellaneous.

(a)       Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

(d)       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	First Community Corporation
5455 Sunset Blvd.
Lexington, South Carolina 29072
Attention: Chief Executive Officer

To Executive/Director:	See signature page of this Agreement

Exhibit C-5

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)       Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Parent and Executive/Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)       Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[signatures appear on next page]

Exhibit C-6

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

FIRST COMMUNITY corporation

By:
Name:
Title:

EMPLOYEE

Address:

Signature Page to CFO Non-Solicitation Agreement

Exhibit C-7

Exhibit D to SEC Exhibit 2.1

SENIOR LENDER DIRECTOR NON-COMPETITION AGREEMENT

THIS SENIOR LENDER DIRECTOR NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of April [___], 2017, between First Community Corporation (“Parent”), a South Carolina corporation and the holding company of First Community Bank (“First Community”), and the undersigned director of Cornerstone Bancorp, a South Carolina corporation, and Cornerstone National Bank, a wholly-owned subsidiary of Cornerstone Bancorp (“Cornerstone Bank” and, together with Cornerstone Bancorp, “Cornerstone”), and Senior Lender of Cornerstone Bank (“Executive/Director”), and shall become effective at the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Parent and Cornerstone Bancorp.

WHEREAS, the Boards of Directors of Parent and Cornerstone Bancorp have determined that the acquisition of Cornerstone Bancorp by Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the shareholders of Parent, provided certain material conditions including, without limitation, Executive/Director agreeing to execute this Agreement, and the shareholders of Cornerstone Bancorp and is consistent with, and in furtherance of, their respective business strategies;

WHEREAS, the parties hereto acknowledge that Executive/Director, as an employee and a director of Cornerstone, occupies a unique position of trust and confidence with respect to Cornerstone and by virtue of these positions Executive/Director has acquired significant knowledge relating to the business of Cornerstone;

WHEREAS, following the Merger, Executive/Director may join on First Community’s Upstate Advisory Board;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to protect the business and goodwill associated with the business of Cornerstone by strengthening restrictions on Executive/Director’s ability to enter into certain competitive business activities following the completion of the Merger;

WHEREAS, (i) the Merger Agreement contemplates that, as a condition to Parent entering into the Merger Agreement and completing the Merger, which Merger would result in, among other things, Parent paying approximately $7.6 million in cash and issuing approximately 875 thousand shares of Parent Common Stock as Merger Consideration, Executive/Director will enter into and perform this Agreement, and Parent is not willing to enter into the Merger Agreement or complete the Merger unless, among other conditions, Executive/Director enters into and performs this Agreement, (ii) Executive/Director is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and, subject to the terms and conditions in the Merger Agreement, to complete the Merger, and (iii) Parent is relying on Executive/Director’s representations, warranties, covenants, and agreements herein;

WHEREAS, if the Merger is completed, Executive/Director will receive a portion of the Merger Consideration as merger consideration and a cash-out payment for Executive/Director’s outstanding Cornerstone Options pursuant to the terms and conditions of the Merger Agreement, and will receive a change in control payment pursuant to her existing change in control agreement with Cornerstone, if and so Executive/Director desires to induce Parent to complete the Merger; and

Exhibit D-1

WHEREAS, Executive/Director has agreed to accept such limitations on Executive/Director’s ability to compete with Parent or First Community following the Merger as an inducement for Parent to execute the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to complete the Merger.

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, Parent entering into the Merger Agreement, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Certain Definitions.

(a)       “Affiliated Company” means any company or entity controlled by, controlling or under common control with Parent or Cornerstone Bancorp, including, respectively, First Community and Cornerstone Bank.

(b)       “Cause” shall consist of any of the following during any period in which Executive/Director is an employee of First Community: (A) the commission by Executive/Director of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by Executive/Director, which is intended to cause, causes or is reasonably likely to cause material harm to Parent or any of its Affiliated Companies (including harm to its business reputation), (B) the indictment of Executive/Director for the commission or perpetration by Executive/Director of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by Executive/Director of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to Executive/Director of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over Parent or First Community intends to institute any form of formal or informal (including, without limitation a memorandum of understanding that relates to Executive/Director’s performance) regulatory action (x) against Parent or any of its Affiliated Companies as a direct result of Executive’s/Director’s knowing or negligent failure to comply with applicable laws, regulations, or First Community’s policies or (y) against Executive/Director; (E) the exhibition by Executive/Director of a standard of behavior within the scope of her employment that is materially disruptive to the orderly conduct of First Community’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, is materially detrimental to First Community’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to Executive/Director of such specific inappropriate behavior; or (F) the failure of Executive/Director to devote her full business time and attention to her employment that, if susceptible of cure, remains uncured 10 days following written notice to Executive/Director of such failure.

Exhibit D-2

(c)       “Confidential Information” means all information regarding Cornerstone Bancorp, Parent, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Cornerstone Bancorp, Parent or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Cornerstone Bancorp, Parent or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, prospective customer information, customer lists, prospective customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Cornerstone Bancorp, Parent or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Cornerstone Bancorp, Parent or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Cornerstone Bancorp or Parent or their respective Affiliated Companies or any duty owed to any of them; or (b) is independently developed by a person or entity without reference to or use of Confidential Information.

(d)       Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.       Nondisclosure of Confidential Information.

(a)       Nondisclosure of Confidential Information. Executive/Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following Executive/Director’s termination of service as an employee, a consultant, and an advisory director of First Community (if applicable), Executive/Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of Parent’s Chief Executive Officer, which consent may be withheld in the sole discretion of Parent’s Chief Executive Officer; provided, that Executive/Director shall keep the Confidential Information of third parties (such as customers) and any trade secrets for an indefinite period of time. If required to disclose such information by law, Executive/Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Executive/Director also acknowledges and agrees that trading in Parent or Cornerstone Bancorp securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Parent’s policies regarding insider trading in effect from time to time.

(b)       Enforceability of Covenants. Executive/Director and Parent agree that Executive/Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Cornerstone Bancorp and Parent to perform their obligations under any provision of this Agreement or other agreements with Executive/Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Cornerstone Bancorp, Parent, or any Affiliated Company under federal, state or local law.

Exhibit D-3

3.       Non-recruitment and Non-solicitation Covenants.

(a)       Non-recruitment of Employees. Executive/Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 12 months following Executive/Director’s termination of service as an employee, a consultant, and an advisory director of First Community (if applicable), Executive/Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of Executive/Director or any other Person, solicit or recruit for employment or encourage to leave employment with Parent or any of Parent’s Affiliated Companies, any employee of Parent’s or of any Parent’s Affiliated Companies with whom Executive/Director worked during Executive/Director’s employment with or services as a director of Cornerstone Bancorp or any Seller Affiliated Company and who performed services for Cornerstone Bancorp, Parent, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Cornerstone Bancorp, Parent, or any of their Affiliated Companies for a period of not less than one year; provided, however, that nothing in this Section 3(a) shall prevent Executive/Director from assisting any former employee of Cornerstone Bancorp or its Subsidiaries whose employment was terminated by his or her employer (including, but not limited to, Cornerstone, Parent and any of their Subsidiaries) with finding new employment with any Person.

(b)       Non-solicitation of Customers. Executive/Director hereby agrees that until the later of 18 months following the Effective Time of the Merger or 12 months Executive/Director’s termination of service as an employee, a consultant, and an advisory director of First Community (if applicable), Executive/Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of Executive/Director or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Cornerstone Bancorp, Parent, or any of their Affiliated Companies with whom Executive/Director had material contact on behalf of Cornerstone Bancorp or Cornerstone Bank in the course of Executive/Director’s employment with or services as a director of Cornerstone Bancorp or Cornerstone Bank; provided, however, that if Executive/Director’s service as an employee, a consultant, and an advisory director of First Community (if applicable) is terminated by First Community without Cause, the non-solicitation period shall be six months following such termination of service.

Exhibit D-4

(c)       Non-competition. Executive/Director hereby agrees that until the later of 18 months following the Effective Time of the Merger or 12 months Executive/Director’s termination of service as an employee, a consultant, and an advisory director of First Community (if applicable) (the “Restrictive Period”), Executive/Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent shall not be unreasonably withheld by Parent, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any Person (including, without limitation, any new financial institution) as a director, consultant, officer, employee, agent or shareholder that competes in the Restricted Area with Parent or any Parent Affiliated Company with respect to Business Activities; provided, however, that if Executive/Director’s service as an employee, a consultant, and an advisory director of First Community (if applicable) is terminated by First Community without Cause, the Restrictive Period shall be six months following such termination of service. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Parent, Cornerstone Bancorp, or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include, without limitation, the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. Executive/Director agrees that the marketplace in which Cornerstone Bank conducts its Business Activities as of the Effective Time of the Merger includes Anderson, Greenville, and Pickens Counties of South Carolina. For purposes of this Section 3(c), the “Restricted Area” shall be defined as Anderson, Greenville, and Pickens Counties of South Carolina. Executive/Director agrees that the Restricted Area is narrowly tailored to protect First Community’s interest in customer relationships and goodwill, all of which are being acquired based on Executive/Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Executive/Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Cornerstone Bancorp, Parent, or any of their Affiliated Companies or preclude Executive/Director from continuing any Business Activities conducted as of the date hereof.

(d)       Enforceability of Covenants. Executive/Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Executive/Director acknowledges that each of Parent and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Cornerstone Bancorp and Cornerstone Bank that are derived from the acquisition of Cornerstone Bancorp by Parent. Executive/Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that Executive/Director will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive/Director agrees that her position as a director of Cornerstone Bancorp and Cornerstone Bank, after the Effective Time as an employee of First Community, and, if applicable after the Effective Time, as an advisory director of First Community, involves information relating to all aspects of the Business Activities and all of the Restricted Area. Executive/Director further represents and warrants that complying with the provisions contained in this Agreement will not preclude Executive/Director from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive/Director and Parent agree that Executive/Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Parent to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Executive/Director and Parent agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Executive/Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Parent and its Affiliated Companies and that Parent will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security or providing irreparable damage (all of which are waived by Executive/Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

Exhibit D-5

4.       Successors.

(a)       This Agreement is personal to Executive/Director and is not assignable by Executive/Director, and none of Executive/Director’s duties hereunder may be delegated.

(b)       This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Parent and any of its Affiliated Companies and their successors and assigns.

5.       Miscellaneous.

(a)       Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

(d)       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer: First Community Corporation

5455 Sunset Blvd.

Lexington, South Carolina 29072

Attention: Chief Executive Officer

To Executive/Director: See signature page of this Agreement

Exhibit D-6

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)       Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Parent and Executive/Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)       Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[signatures appear on next page]

Exhibit D-7

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

FIRST COMMUNITY corporation

By:
Name:
Title:

EXECUTIVE/DIRECTOR

Address:

Signature Page to Senior Lender Director Non-Competition Agreement

Exhibit D-8

Exhibit E to SEC Exhibit 2.1

OTHER DIRECTOR NON-COMPETITION AGREEMENT

THIS OTHER DIRECTOR NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of April [__], 2017, between First Community Corporation (“Parent”), a South Carolina corporation and the holding company of First Community Bank (“First Community”), and the undersigned director (“Director”) of Cornerstone Bancorp, a South Carolina corporation and the holding company for Cornerstone National Bank (“Cornerstone Bank” and, together with Cornerstone Bancorp, “Cornerstone”), and shall become effective at the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Parent and Cornerstone Bancorp.

WHEREAS, the Boards of Directors of Parent and Cornerstone Bancorp have determined that the acquisition of Cornerstone Bancorp by Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the shareholders of Parent, provided certain material conditions including, without limitation, Director agreeing to execute this Agreement, and the shareholders of Cornerstone Bancorp and is consistent with, and in furtherance of, their respective business strategies;

WHEREAS, the parties hereto acknowledge that Director, as [an officer and][1] a director of Cornerstone Bancorp and Cornerstone Bank, occupies a unique position of trust and confidence with respect to Cornerstone and by virtue of this position Director has acquired significant knowledge relating to the business of Cornerstone;

WHEREAS, following the Merger, Director may join on First Community’s Upstate Advisory Board;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to protect the business and goodwill associated with the business of Cornerstone by strengthening restrictions on Director’s ability to enter into certain competitive business activities following the completion of the Merger;

WHEREAS, (i) the Merger Agreement contemplates that, as a condition to Parent entering into the Merger Agreement and completing the Merger, which Merger would result in, among other things, Parent paying approximately $7.6 million in cash and issuing approximately 875 thousand shares of Parent Common Stock as Merger Consideration, Director will enter into and perform this Agreement, and Parent is not willing to enter into the Merger Agreement or complete the Merger unless, among other conditions, Director enters into and performs this Agreement, (ii) Director is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and, subject to the terms and conditions in the Merger Agreement, to complete the Merger, and (iii) Parent is relying on Director’s representations, warranties, covenants, and agreements herein;

WHEREAS, if the Merger is completed, Director will receive a portion of the Merger Consideration as merger consideration pursuant to the terms and conditions of the Merger Agreement, and will receive a change in control payment pursuant to his existing change in control agreement with Cornerstone, and so Director desires to induce Parent to complete the Merger; and

[1]Include for Rodger Anthony.

Exhibit E-1

WHEREAS, Director has agreed to accept such limitations on Director’s ability to compete with Parent or First Community following the Merger as an inducement for Parent to execute the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to complete the Merger.

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, Parent entering into the Merger Agreement, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Certain Definitions.

(a)       “Affiliated Company” means any company or entity controlled by, controlling or under common control with Parent or Cornerstone Bancorp, including, respectively, First Community and Cornerstone Bank.

(b)       “Confidential Information” means all information regarding Cornerstone Bancorp, Parent, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Cornerstone Bancorp, Parent or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Cornerstone Bancorp, Parent or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, prospective customer information, customer lists, prospective customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Cornerstone Bancorp, Parent or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Cornerstone Bancorp, Parent or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Cornerstone Bancorp or Parent or their respective Affiliated Companies or any duty owed to any of them; or (b) is independently developed by a person or entity without reference to or use of Confidential Information.

Exhibit E-2

(c)       Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.       Nondisclosure of Confidential Information.

(a)       Nondisclosure of Confidential Information. Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 6 months following the termination of service as an advisory director of First Community (if applicable), Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of Parent’s Chief Executive Officer, which consent may be withheld in the sole discretion of Parent’s Chief Executive Officer; provided, that Director shall keep the Confidential Information of third parties (such as customers) and any trade secrets for an indefinite period of time. If required to disclose such information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Director also acknowledges and agrees that trading in Parent or Cornerstone Bancorp securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Parent’s policies regarding insider trading in effect from time to time.

(b)       Enforceability of Covenants. Director and Parent agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Cornerstone Bancorp and Parent to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Cornerstone Bancorp, Parent, or any Affiliated Company under federal, state or local law.

3.       Non-recruitment and Non-solicitation Covenants.

(a)       Non-recruitment of Employees. Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 6 months following the termination of service as an advisory director of First Community (if applicable), Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of Director or any other Person, solicit or recruit for employment or encourage to leave employment with Parent or any of Parent’s Affiliated Companies, any employee of Parent’s or of any Parent’s Affiliated Companies with whom Director worked during Director’s services as a director of Cornerstone Bancorp or any Seller Affiliated Company and who performed services for Cornerstone Bancorp, Parent, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Cornerstone Bancorp, Parent, or any of their Affiliated Companies for a period of not less than one year.

(b)       Non-solicitation of Customers. Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 6 months following the termination of service as an advisory director of First Community (if applicable), Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of Director or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Cornerstone Bancorp, Parent, or any of their Affiliated Companies with whom Director had material contact on behalf of Cornerstone Bancorp or Cornerstone Bank in the course of Director’s service as a director of Cornerstone Bancorp or Cornerstone Bank.

Exhibit E-3

(c)       Non-competition. Director hereby agrees that until the later of 24 months following the Effective Time of the Merger or 6 months following the termination of service as an advisory director of First Community (if applicable), Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent shall not be unreasonably withheld by Parent, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any Person (including, without limitation, any new financial institution) as a director, consultant, officer, employee, agent or shareholder that competes in the Restricted Area with Parent or any Parent Affiliated Company with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Parent, Cornerstone Bancorp, or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include, without limitation, the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. Director agrees that the marketplace in which Cornerstone Bank conducts its Business Activities as of the Effective Time of the Merger includes Anderson, Greenville, and Pickens Counties of South Carolina. For purposes of this Section 3(c), the “Restricted Area” shall be defined as Anderson, Greenville, and Pickens Counties of South Carolina. Director agrees that the Restricted Area is narrowly tailored to protect First Community’s interest in customer relationships and goodwill, all of which are being acquired based on Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Cornerstone Bancorp, Parent, or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d)       Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Parent and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Cornerstone Bancorp and Cornerstone Bank that are derived from the acquisition of Cornerstone Bancorp by Parent. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that Director will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Cornerstone Bancorp and Cornerstone Bank and, if applicable after the Effective Time, as an advisory director of First Community, involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further represents and warrants that complying with the provisions contained in this Agreement will not preclude Director from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Parent agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Parent to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Parent agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Parent and its Affiliated Companies and that Parent will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security or proving irreparable damage (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

Exhibit E-4

4.       Successors.

(a)       This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)       This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Parent and any of its Affiliated Companies and their successors and assigns.

5.       Miscellaneous.

(a)       Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

Exhibit E-5

(d)       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	First Community Corporation
5455 Sunset Blvd.
Lexington, South Carolina 29072
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)       Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Parent and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)       Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[signatures appear on next page]

Exhibit E-6

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

FIRST COMMUNITY corporation

By:
Name:
Title:

DIRECTOR

Address:

Signature Page to Other Director Non-Competition Agreement

Exhibit E-7

Exhibit F to SEC Exhibit 2.1

FORM OF

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April __, 2017, by and among First Community Corporation, a South Carolina corporation (“Parent”), Cornerstone Bancorp, a South Carolina corporation (“Cornerstone”), and the undersigned shareholder of Cornerstone (the “Shareholder”).

The Shareholder desires that Parent and Cornerstone enter into an Agreement and Plan of Merger, dated as of the date hereof, between Parent and Cornerstone (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the acquisition of Cornerstone by Parent pursuant to a merger (the “Merger”). The transactions described in the Merger Agreement are subject to the approvals of the Federal Deposit Insurance Corporation, the Federal Reserve Board and the South Carolina State Board of Financial Institutions and notice to the Office of the Comptroller of the Currency, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and Cornerstone are executing this Agreement as an inducement and condition to Parent entering into, executing, and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Parent of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(a)       The Shareholder has voting power over the number of shares, (“Shareholder’s Shares”), of Cornerstone Common Stock set forth below such Shareholder’s name on the signature page hereof. Shareholder’s Shares do not include any shares of Cornerstone Common Stock as to which Shareholder has or shares voting power solely in a fiduciary capacity on behalf of another person. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Cornerstone Common Stock.

(b)       This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)       None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

Exhibit F-1

(d)       The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto.

(e)       Except for Cornerstone’s engagement of Raymond James & Associates, Inc. as Cornerstone’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f)       The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Parent.

2.       Voting Agreements. The Shareholder agrees with, and covenants to, Parent as follows:

(a)       At any meeting of shareholders of Cornerstone called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of approval of the Merger Agreement, and the approval of the terms thereof and each of the Transactions. The Shareholder shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants Parent an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or other Acquisition Proposals or Acquisition Transactions; provided, however, that upon the payment of the termination fee by the Parent in accordance with Section 9.3(a) of the Merger Agreement, the Shareholder will automatically be released from the irrevocable proxy granted hereunder.

Exhibit F-2

(b)       At any meeting of Cornerstone’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any Acquisition Proposal or Acquisition Transaction, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Cornerstone, or (ii) any amendment of Cornerstone’s articles of incorporation or bylaws or other proposal or transaction involving Cornerstone, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3.       Covenants. The Shareholder agrees with, and covenants to, Parent as follows:

(a)       The Shareholder shall not, without the prior written consent of Parent, which Parent shall not unreasonably withhold, (i) exercise any Cornerstone Options, (ii) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to Parent pursuant to the Merger Agreement; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Parent, (iv) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for those consistent with this Agreement, or (v) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided, that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or a charitable institution; provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to Parent a counterpart to this Agreement in form and substance satisfactory to Parent. Cornerstone agrees with, and covenants to, Parent that Cornerstone shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of Cornerstone Common Stock acquired by the Shareholder and pursuant to any Cornerstone Options, unless such transfer is made to Parent or otherwise in compliance with this Agreement.

(b)       The Shareholder’s Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for an amount of cash and/or shares of Parent Common Stock into which each such share of Cornerstone Common Stock shall be converted (the “Per Share Merger Price” as defined in Article 3 of the Merger Agreement). The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

Exhibit F-3

(c)       Except as specifically permitted by Section 7.3 of the Merger Agreement solely in such Shareholder’s capacity as a director of Cornerstone, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, Acquisition Transaction or Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Acquisition Transaction or Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the proviso to Section 3(a) of this Agreement.

4.       No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to Parent are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.       Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Cornerstone affecting the Cornerstone Common Stock, or the acquisition of additional shares of Cornerstone Common Stock (including pursuant to the exercise or exchange of any Cornerstone Options) or other voting securities of Cornerstone by any shareholder, the number of shares of Cornerstone Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Cornerstone Common Stock or other voting securities of Cornerstone issued to or acquired by the Shareholder.

6.       Further Assurances. The Shareholder shall, upon request of Parent and at Parent’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

7.       Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms and any Termination Fee that is due to Parent has been paid, in which event the provisions of this Agreement shall terminate.

Exhibit F-4

8.       Miscellaneous.

(a)       Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)       All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent or Cornerstone, to the addresses set forth in Section 10.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)       The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)       This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e)       This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

(f)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to the applicable conflicts of laws principles thereof.

(g)       This Agreement shall be binding upon and inure to the benefit of Parent, Cornerstone and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided, that the Shareholder may not transfer or assign any rights or interests in the Shareholder’s Shares, except to Parent or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Cornerstone or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

Exhibit F-5

(h)       The Shareholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Parent and its subsidiaries and that Parent and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of South Carolina without the necessity of posting any bond or security or proving irreparable damage (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of South Carolina or any South Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

(i)       If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j)       No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[signatures appear on the following page]

Exhibit F-6

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

FIRST COMMUNITY CORPORATION

By:
Name:
Title:

CORNERSTONE BANCORP

By:
Name:
Title:

“SHAREHOLDER”

Name:

Address:

Number of Shares of Cornerstone Common Stock and Capacity of Ownership:

Number of Cornerstone Options and Capacity of Ownership:

Exhibit F-7

EXHIBIT A

(Liens on Shareholder’s Shares)

Exhibit F-8

Exhibit G to SEC Exhibit 2.1

CLAIMS LETTER

[Date of Letter]

First Community Corporation

5455 Sunset Boulevard

Lexington, South Carolina 29072

RE:	Merger between First Community Corporation (“Parent”) and Cornerstone Bancorp (“Cornerstone”)

Ladies and Gentlemen:

This letter is delivered pursuant to Section 8.2(f) of the Agreement and Plan of Merger, dated as of _____________, 2017, by and between Parent and Cornerstone.

In my capacity as an officer or a director of Cornerstone, as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim, for indemnification under Cornerstone’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina, or under the Cornerstone National Bank’s Articles of Association or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina or the United States, or under any contract or agreement with Cornerstone, Cornerstone National Bank, or Crescent Financial Services, Inc.

Very truly yours,

Signature of Officer or Director

Name of Officer or Director

Position at Cornerstone

Exhibit G-1

Exhibit H to SEC Exhibit 2.1

Form of Seller’s Counsel Legal Opinion

Based on and subject to the foregoing and subject to the additional qualifications set forth below, it is our opinion that:

1.       The Company (i) is a registered bank holding company under the BHCA; (ii) was duly organized as a corporation, and is validly existing and in good standing under the laws of State of South Carolina; (iii) has the corporate power and authority to own its assets and conduct its businesses as now being conducted; and (iv) is duly qualified to do business and is in good standing in [list states];

2.       The Company has the corporate power and authority to execute and deliver the Agreement and to perform its obligations under the Agreement and carry out the transactions described therein;

3.       The Bank has been duly chartered and is validly existing as a South Carolina state bank, in good standing under the laws of the jurisdiction of its organization, with power and authority to own its properties and conduct its business as now being conducted, and, to our knowledge, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; the activities of the Bank are activities permitted by national banks under applicable law and the rules and regulations of the OCC; the deposit accounts of the Bank are insured up to the applicable limits by the FDIC; and all of the issued and outstanding capital stock of the Bank has been duly authorized and validly issued and is fully paid and nonassessable and is owned directly by the Company free and clear of any pledge, lien, encumbrance, claim or equity;

4.       The Company has duly authorized the execution and delivery of the Agreement and all performance by the Company thereunder and has duly executed and delivered the Agreement, and the Agreement and the Merger have been duly approved by the shareholders of the Company;

5.       The Agreement is enforceable against the Company, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other laws affecting the rights and remedies of creditors generally and to general principles of equity;

6.       The Company’s authorized shares consist of _______ shares of common stock, of which, to our knowledge, ________ shares are outstanding, and _______ shares of preferred stock, of which, to our knowledge, ________ shares designated as ________ are outstanding. The outstanding shares of common stock and preferred stock have been duly authorized and validly issued and are fully paid and nonassessable;

7.       To our knowledge, immediately prior to the Effective Time, except for the ____ shares of common stock reserved for issuance pursuant to outstanding stock options, (A) there are no outstanding rights (contractual or otherwise), warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, any shares of capital stock of or other equity interest in the Company; and (B) there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act or otherwise register any securities of the Company owned or to be owned by such person;

Exhibit H-1

8.       The compliance by the Company with all of the provisions of the Agreement and the consummation of the transactions therein contemplated (including, without limitation, the cancellation of the outstanding stock options of the Company pursuant to Section 3.5 of the Agreement) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement (as such term is defined in Item 601 of Regulation S-B under the Securities Act of 1933) known to us to which the Company is a party or by which the Company is bound, nor will such action result in any violation of the provisions of the articles of incorporation or bylaws of the Company or of the articles of association or bylaws of the Bank or any statute or any order, rule or regulation known to us of any court or Governmental Authority;

9.       To our knowledge, no consents, approvals or waivers are required to be obtained from any person or entity in connection with the Company’s execution and delivery of the Agreement, or the performance of the obligations or agreements of the Company or the consummation of the transactions described therein, except for: (i) approvals of the Company’s boards of directors and shareholders (which approvals have been obtained); and (ii) required approvals of governmental or regulatory authorities (which approvals have been obtained);

10.       To our knowledge, neither the Company nor the Bank is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries and neither the Company nor the Bank has been advised by any such Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission;

[11.      If any of J. Rodger Anthony, Jennifer M. Champagne, or Susan S. Jolly do not sign a in Section 280G/Amended and Restated Change of Control Agreement Acknowledgment Letter, then an opinion will be included to the effect that such person’s 2007 Amended Change of Control Agreement amended and superseded such person’s original 2004/2005 Change of Control Agreement.]

Exhibit H-2

Exhibit I to SEC Exhibit 2.1

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 104 South Main Street / Ninth Floor / Greenville, South Carolina 29601 Tel: 864.250.2300 Fax: 864.232.2925 www.nelsonmullins.com

Board of Directors

Cornerstone Bancorp

1670 East Main Street

Easley, SC 29640

[________], 2017

We have acted as counsel to First Community Corporation (the “Company”), a South Carolina corporation, in connection with that certain Agreement and Plan of Merger, dated as of March [__], 2017 (the “Agreement”) by and between the Company and Cornerstone Bancorp (“Cornerstone”). This opinion letter (this “Opinion Letter”) is provided to you pursuant to Section 8.3(h) of the Agreement. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Agreement.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the Agreement by the parties thereto, certificates and statements of officers of the Company delivered to us, and certificates of public officials. Statements in this Opinion Letter regarding the good standing of the Company in the State of South Carolina, the Company’s registration as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), the insurance of the deposit accounts of First Community Bank (the “Bank”) with the Federal Deposit Insurance Corporation (the “FDIC”), and the Bank’s corporate existence and authorization to transact business with the South Carolina Board of Financial Institutions (the “SCBFI”) are each limited to the meaning ascribed to such certificates by each applicable agency. We have assumed, with your permission and without independent investigation or inquiry, that such certificates reviewed by us remain valid as if issued on the date hereof.

Whenever any opinion or confirmation set forth in this Opinion Letter with respect to the existence or absence of facts is qualified by the words “to our knowledge,” “known to us,” “to our attention,” “no reason to believe,” or other words of similar meaning, the quoted words mean the current awareness by lawyers in the “primary lawyer group” of factual matters that such lawyers recognize as being relevant to the opinion or confirmation so qualified. “Primary lawyer group” means, as to any information relevant to any such opinion or confirmation, John M. Jennings and Harold (“Chad”) R. Lott, the lawyers primarily responsible for providing our responses concerning all such opinions or confirmations so qualified. Although nothing has come to our attention that causes us to question the accuracy of the factual information known to us, we have not (except to the extent expressly set forth herein) undertaken any independent review or investigation to determine the existence or absence of such facts, and no inference as to our knowledge of such facts should be drawn from the fact of our representation of the Company.

Exhibit I-1

In the capacity described above, subject to the qualifications and limitations set forth herein, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company and the Bank, certificates of officers and representatives of the Company and the Bank, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions and confirmations hereinafter set forth.

Based on and subject to the foregoing and subject to the additional qualifications set forth below, it is our opinion that:

1.       The Company (i) is a registered bank holding company under the BHCA; (ii) was duly organized as a corporation, and is validly existing and in good standing under the laws of State of South Carolina; (iii) has the corporate power and authority to own its assets and conduct its businesses as now being conducted; and (iv) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein, or in which the transaction of its businesses, makes such qualification necessary, except where failure so to qualify would not have a Buyer Material Adverse Effect;

2.       The Company has the corporate power and authority to execute and deliver the Agreement and to perform its obligations under the Agreement and carry out the transactions described therein;

3.       The Bank has been duly chartered and is validly existing as a South Carolina state bank, in good standing under the laws of the jurisdiction of its organization, with power and authority to own its properties and conduct its business as now being conducted, and, to our knowledge, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; the activities of the Bank are activities permitted for a state bank under applicable law and the rules and regulations of the FDIC and the SCBFI; the deposit accounts of the Bank are insured up to the applicable limits by the FDIC; and all of the issued and outstanding capital stock of the Bank has been duly authorized and validly issued and is fully paid and nonassessable and is owned directly by the Company free and clear of any pledge, lien, encumbrance, claim or equity;

4.       The Company has duly authorized the execution and delivery of the Agreement and all performance by the Company thereunder and has duly executed and delivered the Agreement;

Exhibit I-2

5.       The Agreement is enforceable against the Company, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other laws affecting the rights and remedies of creditors generally and to general principles of equity;

6.       The Company’s authorized shares consist of 10,000,000 shares of common stock, of which, to our knowledge, [________] shares are outstanding, and 10,000,000 shares of preferred stock, none of which are outstanding. The outstanding shares of common stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of common stock to be issued by the Company under the Agreement have been duly authorized and, when issued and delivered in accordance with the terms of the Agreement and the Proxy Statement/Offering Circular, will have been validly issued and will be fully paid and nonassessable, and the issuance of such shares is not subject to any statutory preemptive rights;

7.       To our knowledge, immediately prior to the Effective Time, except for the [________] shares of common stock reserved for issuance (maximum number of shares issuable pursuant to the Agreement) and [________] shares of common stock reserved for issuance pursuant outstanding stock options, (A) there are no outstanding rights (contractual or otherwise), warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, any shares of capital stock of or other equity interest in the Company; and (B) there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act or otherwise register any securities of the Company owned or to be owned by such person;

8.       The compliance by the Company with all of the provisions of the Agreement and the consummation of the transactions therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement (as such term is defined in Item 601 of Regulation S-K under the Securities Act of 1933) known to us to which the Company is a party or by which the Company is bound, nor will such action result in any violation of the provisions of the articles of incorporation or bylaws of the Company or of the articles of incorporation or bylaws of the Bank or any statute or any order, rule or regulation known to us of any court or Governmental Authority;

9.       To our knowledge, no consents, approvals or waivers are required to be obtained from any person or entity in connection with the Company’s execution and delivery of the Agreement, or the performance of the obligations or agreements of the Company or the consummation of the transactions described therein, except for: (i) approval of the Company’s board of directors (which approval has been obtained); and (ii) required approvals of governmental or regulatory authorities (which approvals have been obtained);

10.       To our knowledge, neither the Company nor the Bank is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries and neither the Company nor the Bank has been advised by any such Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission;

Exhibit I-3

Our opinions set forth in paragraph 9 above are limited to our review of only those statutes, rules and regulations that, in our experience, are customarily applicable to transactions such as the one contemplated by the Agreement and the performance by the Company of its obligations under the Agreement.

In addition to the assumptions expressed elsewhere in this Opinion Letter, we have assumed without independent investigation or verification the following matters for the purpose of rendering the foregoing opinions:

•	Any document submitted to us as an original was a complete and authentic original of such document, any document submitted to us as a copy was in complete conformity to the original of such copy, and such original was a complete and authentic original of such document, all signatures were genuine, and all natural persons possessed requisite legal capacity.

•	All documents executed by or on behalf of a party (other than the Company) were duly and validly executed and delivered by such party in the proper exercise of that party’s corporate, governmental, or individual powers and are the legal, valid, and binding obligations of each such party enforceable against such party in accordance with their respective terms.

The opinions set forth herein are limited to federal law, and as to state law matters, to the internal laws of the State of South Carolina.

This Opinion Letter is rendered as of the date set forth above. We express no opinion as to the circumstances or events or the effects of changes in laws, regulations, or interpretations which may occur subsequent to such date, and we assume no obligation to advise you of any changes in the foregoing opinions subsequent to the delivery of this letter. This Opinion Letter is not a guaranty or warranty and should not be construed as such. This Opinion Letter is rendered to you solely pursuant to Section 8.3(h) of the Agreement. As such, it may be relied upon by you only and may not be used or relied upon by any other person for any purpose whatsoever without our prior written consent.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

Exhibit I-4

Exhibit J to SEC Exhibit 2.1

ACKNOWLEDGEMENT AND AGREEMENT

THIS ACKNOWLEDGEMENT AND AGREEMENT (this “Acknowledgement/Agreement”) is entered into as of April 11, 2017, by and between Cornerstone Bancorp (the “Company”), a South Carolina corporation, and [____________] (the “Executive”), a resident of the state of South Carolina and the [____________] of Cornerstone.

WHEREAS, the parties entered into a Change of Control Agreement on [__________][2] (the “Original Change of Control Agreement”) and subsequently entered into an Amended Change of Control Agreement on December 5, 2007 (the “Amended Change of Control Agreement”), and the parties desire to memorialize certain understandings with respect to such agreements.

In consideration of the mutual covenants, promises, acknowledgements and agreements set forth below, the Company and the Executive, each intending to be legally bound, acknowledge and agree as follows:

1.       The parties acknowledge and agree that the Amended Change of Control Agreement amended, restated, superseded and replaced, in its entirety, the Original Change of Control Agreement, such that the Original Change of Control Agreement is and shall be of no force or effect whatsoever. The Amended Change in Control Agreement remains in full force and effect.

2.       The parties acknowledge and agree that, notwithstanding anything in any and all other agreements, plans, programs and arrangements to the contrary, in the event that the aggregate of all payments and benefits made or provided to the Executive under all agreements, plans, programs and arrangements of one or more of the Company, any of its direct or indirect subsidiaries, and any person or entity with respect to which the Company is a direct or indirect subsidiary, and any person or entity that is a successor to any or all of the foregoing pursuant to a merger or otherwise (the “Aggregate Payment”) constitutes an excess parachute payment, as such term is defined in Section 280G(b) of the Internal Revenue Code (a “Parachute Payment”), such payments and benefits shall be reduced or eliminated, as determined by the Company (or its applicable successor), in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that would trigger the applicable excise tax, until the amount of the remaining Aggregate Payment is one hundred dollars ($100.00) less than the amount that would constitute an excess parachute payment. The determinations required to be made under this paragraph, and the assumptions to be utilized in arriving at such determinations, shall be made by the Company or by a “Tax Advisor” designated by the Company (which Tax Advisor shall be a law firm, compensation consultant or accounting firm appointed by the Company), and the Company shall, and the Company shall direct the Tax Advisor to, as applicable, provide its determinations and any supporting calculations to the Executive.

[2]June 8, 2004 for Rodger Anthony and December 8, 2005 for Jennifer Champagne and Susan Jolly.

Exhibit J-1

3.       This Acknowledgement/Agreement constitutes a valid and binding agreement of the Company and the Executive. This Acknowledgement /Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Acknowledgement/Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

4.       This Acknowledgement/Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of South Carolina, without regard for its principles of conflicts of laws.

[Signature pages follow]

Exhibit J-2

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Acknowledgement/Agreement as of the date first above written.

CORNERSTONE BANCORP

By:
Name:
Title:

EXECUTIVE

Address:

Exhibit J-3